EXHIBIT (c)(i)
Consolidated Financial Statements of the Registrant

QUEENSLAND TREASURY CORPORATION

2004-2005 Annual Report

Queensland Treasury Corporation:
Organisation-wide teamwork empowers our employees to design and deliver solutions that meet our customers' needs.

Queensland Treasury Corporation
Our stakeholder
Queensland Treasury Corporation (QTC) was established by the Queensland Treasury Corporation Act 1988, as a Corporation Sole, constituted by the Under Treasurer of Queensland. QTC has delegated its responsibility to the QTC Capital Markets Board.
Our customers
QTC provides financial advice and financial risk management services to Queensland’s public sector organisations—the State Government, its departments and agencies, statutory authorities and government owned corporations, and local governments and their entities.
Our role
QTC is the State’s corporate treasury services provider. Our main responsibilities are to:
•	provide financial and risk management advice, products and services to our customers

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost effective manner, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to our customers through a conservative risk management framework.
We do not formulate Government policy, but work within the policy frameworks developed by the Government and Queensland Treasury.
Financial advisory and risk management services
We work closely with our public sector customers, using our combined skills and knowledge, to assist them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting our customers, we do not provide advice that is contrary to the interests of the State.
We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:
•	providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and financial and commercial risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.
Debt funding and management
In our funding role, we borrow funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.
Through our responsibility for virtually all of the State’s debt raisings, we are able to capture significant economies of scale and scope in the issuance, management and administration of debt.
These economies, together with our AAA credit rating (from the State of Queensland’s guarantee of our securities), result in a low cost of debt for Queensland’s public sector. This funding is used to provide tailored financial solutions for our customers.
Short- to medium-term investments
We use our financial markets expertise, developed through our relationships with the domestic and international markets, together with our understanding of debt management and experience in implementing systems, to provide our customers with investment solutions that achieve a high return within a conservative risk environment. Our customers have a choice of a managed short-term fund, an overnight facility, or fixed-term facilities.
2004-2005 ANNUAL REPORT 3

Cairns Port Authority: Reef Fleet Terminal and Marlin Marina

QTC provided the Cairns Port Authority with funding and interest risk management advice for their new Reef Fleet Terminal and Marlin Marina. The Reef Fleet Terminal provides more than a million tourists a year with a centralised facility to book trips to the Great Barrier Reef, and the Marlin Marina is Queensland's busiest commercial marina with 26 daily services to the Reef and islands off Cairns.

IMAGE SUPPLIED BY CAIRNS PORT AUTHORITY.

In biennial surveys, our customers ad stakeholders rated the quality and professionalism of our advice and services highly, and considered us their first choice financial services provider.
Highlights
In the year under review, we further enhanced our customer and stakeholder relationships, and provided financial advice and risk management services on a broader range of assignments. In our biennial surveys, our customers and stakeholders rated the quality and professionalism of our advice and services highly, and considered us to be their first choice financial services provider.
Financial advisory and risk management services
•	Achieved $32.0 million in additional value for our customers, including the management of long-term liquidity and refinancing ($18.3 million), strategic interest rate risk advice ($5.1 million), and financial risk management advice ($4 million).

•	Completed credit reviews of all our Government Owned Corporation customers, and undertook credit reviews of major Government projects.

•	Seconded 15 QTC employees to our customers’ organisations to provide financial risk advice.

•	Joined with the Local Government Association of Queensland to establish a corporation (LG Infrastructure Services) to assist Queensland’s local governments with a range of services for infrastructure projects.
Financial markets activities
•	Maintained our position as the foremost Australian semi-government issuer of A$ denominated bonds in both the domestic and offshore markets.

•	Launched the QTC 2010 benchmark bond in the largest single issue ever ($1.5 billion) by any government in Australia, receiving more than $5 billion in competitive bids.

•	Managed the issuance of $6.2 billion in benchmark bonds, sourcing $3.2 billion domestically and $3 billion through global issuance.
Financial performance
•	Increased our cumulative savings for customers since our establishment in 1991 to approximately $1.35 billion.

•	Achieved $39.5 million total savings for customers through borrowing margins and portfolio management.

•	Earned an additional $7.2 million for customers from the QTC Cash Fund.

•	Achieved an operating surplus of $57.7 million, before payment to the State of tax equivalents
Financial summary

	2003-04	2004-05
	$000	$000
Operating surplus from ordinary activities before payment in lieu of income tax	35 830	57 735
Payment in lieu of income tax	12 553	11 647

Operating surplus from ordinary activities after payment in lieu of income tax	23 277	46 088

Distribution paid to Consolidated Fund
Total assets	26 809 429	30 230 084
Total liabilities	26 577 586	29 952 153
Equity	231 843	277 931
Onlendings	17 714 737	18 905 621
Managed deposit funds	4 476 280	5 043 054
Savings due to portfolio management	54 632	(9 060)
Savings due to borrowing margin	63 061	55 842
2004-2005 ANNUAL REPORT 5

Five year business summary

	Financial Year	Financial Year	Financial Year	Financial Year	Financial Year
	00-01	01-02	02-03	03-04	04-05
FINANCIAL
Operating Statement ($ ’000)
Interest from onlendings	1 203 279	1 092 077	1 826 847	371 737	1 442 995
Management fees	20 945	21 970	24 318	22 144	22 993
Interest on borrowings	1 437 089	1 295 279	2 157 121	468 243	1 849 012
Income distribution	141 402	149 264	166 529	239 933	262 307
Operating surplus before abnormal items and payment in lieu of income tax	40 117	42 610	60 098	35 830	57 735
Payment in lieu of income tax	15 156	13 694	13 176	12 553	11 647
Operating surplus after payment in lieu of income tax	24 961	28 916	46 922	23 277	46 088

Balance Sheet ($ ’000)
Total assets	24 880 096	26 039 139	26 866 311	26 809 429	30 230 084
Total liabilities	24 714 368	25 844 495	26 657 745	26 577 586	29 952 153
Net assets	165 728	194 644	208 566	231 843	277 931

CUSTOMER
Savings for Customers ($M)
Savings due to portfolio management	(26.5)	17.9	13.6	54.6	(9.1)
Savings due to borrowing margin	67.7	53.3	56.1	63.1	55.8
Total savings for customers	41.2	71.2	69.7	117.7	46.7
Cumulative savings for customers	1 040.2	1 111.4	1 181.1	1 298.8	1 345.5

Loans to Customers
Loans ($ ’000)	17 347 345	18 419 899	19 670 526	17 714 737	18 905 621
Number of onlending customers	374	383	363	308	292
Outperformance of benchmark (% p.a. semi-annual)
Floating Rate Debt Pool	0.41	0.46	0.14	0.18	0.16
3 Year Debt Pool	(0.27)	0.20	(0.02)	0.22	(0.02)
6 Year Debt Pool	(0.29)	0.04	0.00	0.28	(0.07)
CONTINUED OPPOSITE
6 QUEENSLAND TREASURY CORPORATION

	Financial Year	Financial Year	Financial Year	Financial Year	Financial Year/
	00-01	01-02	02-03	03-04	04-05
9 Year Debt Pool	(0.29)	0.00	0.06	0.28	(0.14)
12 Year Debt Pool	(0.26)	0.01	0.07	0.34	(0.13)
15 Year Debt Pool	(0.25)	0.02	0.05	0.36	(0.15)

Managed Funds
Deposits ($ ’000)	1 611 255	3 171 913	4 148 083	4 476 280	5 043 054
Number of depositors	202	215	223	258	270
Outperformance of benchmark (% p.a. semi-annual) Cash Fund	0.18	0.17	0.18	0.18	0.17

FINANCIAL MARKETS
Debt outstanding ($ ’000)	22 203 640	22 025 716	22 219 443	21 702 155	24 518 115
QTC bond rates (% at 30 June)
August 2001	4.95	—	—	—	—
May 2003	5.50	5.25	—	—	—
June 2005	5.99	5.81	4.51	5.45	—
September 2007	6.18	6.03	4.78	5.70	5.31
July 2009	6.30	6.18	4.98	5.87	5.31
May 2010	—	—	—	—	5.34
June 2011	6.39	6.29	5.13	5.98	5.35
August 2013		6.38	5.24	6.07	5.36
October 2015	6.46	6.42	5.30	6.12	5.37
June 2021	6.52	6.47	5.38	6.18	5.40
Basis point margin over Commonwealth bonds	29.5	24.3	16.7	19.3	22.5
Basis point margin under NSW TCorp bonds	2.6	3.3	2.1	3.1	2.5
QTC global & domestic bonds on issue ($M)	18 463	19 148	18 406	20 486	22 186

CORPORATE
Number of employees	126	121	129	130	135
Administration expenses ($ ’000)	23 415	23 716	24 555	28 403	30 021
2004-2005 ANNUAL REPORT 7

Chairman and CEO report
QTC consistently added value for our customers during the year, despite a difficult market environment. We maintained our position as the foremost Australian semi-government issuer of Australian dollar (A$) denominated bonds in both the domestic and offshore markets. Going forward, we are well positioned to take advantage of the challenges of this environment, and our effectiveness in meeting these challenges will draw on the strengths of our employees and processes, as well as the support and endorsement we receive from the Government, our customers and the financial markets.
In the year under review, the unlikely combination of strong economic growth and falling market interest rates challenged our debt management. Nonetheless, QTC successfully added to the total interest savings since our establishment in 1991, taking the savings to more than $ 1.35 billion.
We fund virtually all of the Queensland public sector’s borrowings, with total loans outstanding of $18.9 billion, and $6.2 billion of refinancing and new capital being raised in the 2004-05 financial year. On behalf of our customers, we have invested $5 billion of funds in competitively priced and strongly performing vehicles for short- to medium-term investments.
We continued to experience strong global demand for Australian dollar assets, including QTC bonds, as international investors seek high quality investments. Approximately $5.1 billion of benchmark bonds were issued, with $3.1 billion sourced domestically and $2 billion through global issuance. This has maintained, the diversity in our funding sources, ensuring we have competitively priced funding solutions for our customers.
The successful launch of the QTC 2010 benchmark bond, which was the largest single issue ever by any government in Australia, received more than $5 billion in competitive bids, illustrating strong support from the financial markets.
The maturity of the QTC 2005 global and domestic benchmark bonds was another highlight, with an error-free turnover of $7.4 billion processed on the day, an example of the efficiency and high quality of our back office services.
Global and Queensland economic forces
In 2004-05, the global economy performed strongly, with the International Monetary Fund estimating that it grew by 4% in 2004, the strongest pace of increase since 2000. This growth was supported by low interest rates in most developed economies, restored confidence after the geopolitical threats that have dominated recent years, and robust growth in the US and emerging economies, particularly Asia.
Despite this strong growth, global long-term market interest rates fell during the year, and translated into falls in Australian and QTC market interest rates, notwithstanding the Reserve Bank of Australia raised its official cash rate from 5.25% to 5.50% in March.
The falls in long-term global market interest rates were accompanied by rises in global equity and commodity markets over the year.
The Queensland economy performed strongly during 2004-05, despite softer growth nationally. Queensland is estimated to have recorded growth of 4.25% in 2004-05, more than double national growth of 2%. Strong consumer spending, business investment and export growth underpinned this outcome. Queensland Treasury forecast the State economy to grow by a further 4.25% in 2005-06, exceeding growth nationally for the tenth consecutive year. Queensland’s rebalancing in growth is expected to continue, with growth in the domestic sector easing and net exports improving significantly.
Borrowing requirements
The Queensland Government’s estimated 2004-05 Budget surplus reflects the continuing strength of the economy flowing through to taxation and related revenues, upward revisions to GST payments to the State, and investment returns above the long-term assumed rate of return.
During the year, QTC’s annual borrowing requirements increased mainly due to the maturing of QTC’s 2005 benchmark bond and, to a lesser extent, by the need to fund the high level of capital expenditure by various levels of Government. To a large extent, the capital expenditure was met from the strong revenue positions achieved across Government and, as a consequence, the loans to our customers increased by $1.2 billion.
However, strong economic outcomes continue, placing growing demands on existing infrastructure. The Government’s program of increasing capital expenditure, including the South East Queensland Infrastructure Plan (2005-2026), will ensure QTC’s borrowing requirements will be maintained into the foreseeable future. This is evidenced by QTC’s Borrowing Program
8 QUEENSLAND TREASURY CORPORATION

for the Financial Year 2005-06 showing estimates for new raisings for capital works in excess of $3 billion. This borrowing requirement is expected to be maintained, until 2008-09.
Building customer franchise
We experienced a discernible improvement in our relationships with our customers. With involvement in a wider variety of customer projects, QTC actively pursued achievement of our vision to be part of the solution that facilitates efficient and effective financial risk management practices across Queensland’s public sector. Our customer and stakeholder survey results clearly indicate support for our role in providing whole-of-Government and customer-specific financial advice and risk management services.
Looking ahead
With the Government’s accelerated infrastructure development plan for South East Queensland, we anticipate an increase in our involvement in assessing the financial risks associated with various projects, In the past year, two good examples of our involvement in successful infrastructure projects have been the Gateway Duplication and Tennyson Riverside Development projects, where we provided financial risk management advice. Both these projects illustrate the variety of roles played by the private sector in assisting Government service delivery, as well as the variety of benefits that different procurement and public private partnership models can produce for government.
To better ensure these benefits are available to local government, we are partnering with the Local Government Association of Queensland to establish the LG Infrastructure Services corporation, which will provide a range of services for infrastructure projects to Queensland local government.
Within QTC, we have experienced a higher than normal rate of employee turnover and, although this level remains below industry standards, it has placed higher demands on our teams and required an increased focus on building and maintaining our expertise. This, combined with the increasing customer demand for QTC officers to be seconded to work within their businesses, remains a key challenge for management in the coming year.
Importantly, QTC’s long-term strategy of attaining best financial outcomes remains sound, and we will continually review our policies, systems and processes to ensure we retain the level of operating efficiency and core competencies required to maintain our status in the marketplace.
The Board
From 1 July 2004, the QTC Board welcomed three new members who replaced retiring members Mr Bernie Fraser, Ms Elizabeth Nosworthy AO and Dr Bill Norton. The three new members are profiled with the continuing four members later in the report. The Board, among other things, is committed to maintaining transparency and open dialogue with key stakeholders, customers and the financial markets. They see this as critical for maintaining QTC’s strong market reputation, and our ability to achieve success as Queensland’s central financing authority and corporate treasury services provider. The Board continually strives to meet the needs of customers and QTC’s performance reflects their professionalism and commitment to the organisation’s corporate objectives.
Acknowledgements
Our task is made much easier by the dedication and professionalism of our staff. On behalf of the Board and the management team, we recognise their efforts in delivering the financial services and solutions that exceed our customers’ expectations and maintain the financial integrity of Queensland.
We thank them all for their hard work and resilience and look forward to another successful year.
Sir Leo Hielscher AC, Chairman
Stephen Rochester, Chief Executive
2004-2005 ANNUAL REPORT 9

CS Energy: Kogan Creek Power Project

QTC is working closely with CS Energy to minimise interest costs during the construction of the Kogan Creek Power Project. On completion, Kogan Creek Power Project will generate 750 megawatts of electricity and will be the largest single generating unit in Australia. IMAGE SUPPLIED BY CS ENERGY.

We concentrated on developing our understanding of our customers’ businesses, resulting in a significant improvement in customer relationships.
Working with our customers
Adding real value
We added $78.7 million in quantifiable benefits to our customers, including $39.5 million through savings with respect to debt issuance and debt management, $18.3 million through the management of our customers’ liquidity and refinancing risk, $7.2 million from our management of the QTC Cash Fund, and $13.7 million from the provision of financial advisory services and strategic interest rate risk management advice.
Our portfolio management activities resulted in a cost to customers of around $9.1 million, reflecting a difficult financial market environment that limited our ability to consistently add value through active debt management.
In addition to these quantifiable savings, our customers have increasingly involved us in their projects at an early stage, allowing QTC to add more value to their businesses. During the year, we participated in transaction-based working groups on most of the public sector’s major projects. While the specific value of QTC’s direct contribution to these working groups is difficult to quantify, the size of transactions in which QTC has been involved exceeds several billion dollars.
More and varied customer assignments
Across our customer groups, we experienced a significant increase in the volume and scope of our advisory work.
For Queensland Treasury, we provided financial risk management services and advice in a whole-of-Government context and assisted them with managing a broad range of day-to-day issues.
Our local government customers in particular, embraced our expanding role as the Government’s financial risk management adviser, involving us in the early stages of their major projects and drawing on our expertise in analysing debt scenarios, conducting financial sustainability reviews, and constructing and quality-assuring financial models.
Our Government department and agency customers sought our involvement in analysing matters of financial and commercial risk in a variety of procurement projects and other assignments.
We also expanded our involvement with our Government Owned Corporation (GOC) customers to incorporate their non-debt related activities. For example, we assisted Stanwell Corporation in implementing a joint venture with a private company to develop a wind farm in Western Australia, using a project financing arrangement.
Working relationships
We concentrated on developing our understanding of our customers’ businesses, resulting in a significant improvement in customer relationships. Through a number of strategic business initiatives, we fostered closer ties with our partner organisations, including key Queensland Treasury department branches, the Department of Local Government, Planning, Sport and Recreation, and the Local Government Association of Queensland.
We also conducted two major surveys during the year—of our customers and of our stakeholders—seeking feedback on our performance and input on QTC’s future direction and focus.
The customer survey, and anecdotal feedback on projects, indicated that our customers regard us as their first choice financial services provider. On a scale of one to seven, where seven is the highest, they rated both our proactivity in identifying and addressing their needs, and our advice and services for the value that we add to their businesses, as a 5.5.
Our stakeholders rated our performance in terms of ‘value added on a whole-of-Government basis’ between 5.5 and 6.5, with an average of 5.9 out of seven. Specifically, our stakeholders identified our core functions of liability management and cash management, our increased proactivity in corporate advisory work, and our willingness to participate in secondment programs, as key examples of our high level of performance.
The feedback provided by our customers and stakeholders through the surveys and post-assignment evaluations has now been incorporated into our annual planning processes to guide our provision of services in 2005-06.
2004-2005 ANNUAL REPORT 11

During the year, we worked with our customers to provide advice on matters of financial or commercial risk in a number of Queensland’s major procurement projects.
Working with our customers (continued)
Credit reviews
On behalf of Queensland Treasury, we completed the credit reviews of all GOCs, providing the Government with a better understanding of the credit risks faced by GOCs, and further enhancing our understanding of both the individual corporations and the industries in which they operate. In addition, we completed a number of project specific credit reviews across a wide range of industries.
We were also involved in the credit reviews of all major investment projects, including: reviews of the financial impact of Brisbane City Council’s proposed North South Bypass Tunnel Project, Central Queensland Port Authority’s coal port expansion, and two potential significant acquisitions by the GOCs operating in the electricity industry.
We also undertook financial sustainability reviews of three local governments that assisted these customers to better understand their financial position and risks.
Secondments with customers
During the year, 15 employees were seconded into core strategic or operating roles within our customer organisations, including Queensland Treasury. Through these secondments, our employees added value to our customers’ businesses, assisted in improving the quality of our customer relationships, and further developed their own skills. The secondment program has received excellent feedback from our customers.
Major projects
During the year, we worked with our customers to provide advice on matters of financial or commercial risk in a number of Queensland’s major procurement projects, including the:
•	Gateway Duplication

•	North South Bypass Tunnel

•	South Bank TAFE Redevelopment

•	Tennyson Riverside Development Project

•	Queensland Police Service Administration Building, and

•	Kogan Creek Power Project.
Additionally, we assisted the Government in finalising arrangements to terminate involvement in the Australian Magnesium Project.
We also provided debt funding for the following major projects:
•	Burnett River Dam for the Department of State Development and Innovation

•	Comalco Aluminum Plant for the Department of State Development and Innovation, and

•	Magistrates Court for the Department of Justice and the Attorney-General.
LG Infrastructure Services
We joined with the Local Government Association of Queensland to establish a corporation—LG Infrastructure Services—to assist Queensland’s local governments with a range of services for infrastructure projects. LG Infrastructure Services is expected to begin operations in September 2005.
GOC commercial lending terms and conditions framework
In November 2004, QTC was given the mandate to implement commercial lending terms and conditions with our GOC customers to ensure greater protection of the Government’s debt exposures. Following this mandate, we worked closely with Queensland Treasury to develop a framework for implementing commercial lending terms and conditions for GOC borrowings from QTC. The framework also incorporates monitoring of each GOCs’ compliance with those terms and conditions over time. Over the next two years, we will be working with our GOC customers to implement these arrangements.
12 QUEENSLAND TREASURY CORPORATION

Port of Brisbane: Future Port Expansion Seawall

QTC provides ongoing funding to the Port of Brisbane Corporation, supporting its continued expansion of the port facility. The Future Port Expansion Seawall is approximately 4.5km in length and is made-up of 2.25 million tonnes of rock. Using material from maintenance dredging, it will take approximately 20 years to fill in the enclosed area, providing the Port of Brisbane Corporation with an additional 230 hectares of land.

IMAGE SUPPLIED BY PORT OF BRISBANE CORPORATION.

KOMATSU

GOC financial policy reviews
We worked with Treasury and our GOC customers to review the GOCs’ financial risk management policies and, in March, we assisted the Office of Government Owned Corporations to host a GOC Financial Policies Forum, providing an opportunity to discuss financial risk policies and corporate governance issues.
Regulatory reset
we coordinated the requirements of GOCs that arose as a result of the Queensland Competition Authority’s (QCA) regulatory reset process, providing advice, as well as managing refinancings of existing debt. The result is a cost of funds for these customers that is closely aligned to the QCA’s allowed regulated cost.
Managing cash investments
We developed a discussion paper to assist Queensland Treasury in deciding on the optimal strategy for managing the State’s liquid cash.
For local government customers, we developed a decision-making framework to guide their cash investment decisions, which included an analysis of the range of investment products available in the market, and assisted our customers with their cash management.
Customer training and support
During the year, we hosted a number of information-sharing and training courses for our customers, including:
•	QTC’s Corporate Financial Management Course, a three-day course with 18 participants from our local government, Queensland Treasury and GOC customers (May 2005)

•	an Economic Roundtable for senior executives from across our customer base, with three economists from the banks on QTC’s Distribution Group (April 2005), as well as other customer-specific economics presentations

•	a Financial Modelling for Project Finance Transactions Course, developed to QTC’s specifications and delivered by an external provider, involving a cross section of QTC and customer participants (April 2005)

•	a one-day Project Evaluation course, adapted from our Corporate Financial Management Course, and held for a Queensland Treasury branch (August 2004)

•	a series of training workshops to assist customers with issues relating to foreign exchange and commodity price risk management, and

•	a number of local government customer-specific presentations on managing surplus cash and workshops on managing financial risks.
We also joined with the Local Government Association of Queensland to host a dinner and presentation by Professor Maurice Daly, Commissioner appointed to the public inquiry into Liverpool City Council. The event provided an opportunity for our local government customers to benefit from Daly’s insights and observations into the challenges of financial management and appropriate governance when undertaking significant projects.
Debt and investment products
We reviewed our debt and investment products to ensure that they continue to meet the needs of our customers, and to improve the consistency and quality of service we provide in relation to our products. We also developed new reporting documents and frameworks to assist our customers in their financial decision-making processes, further improving the quality of information we provide.
2004-2005 ANNUAL REPORT 13

Our global approach to funding and our diverse range of funding facilities enables us to maintain the flexibility to source the most cost effective funds for ours customers.
Raising funds for Queensland
Our global approach to funding and our diverse range of funding facilities enables us to maintain the flexibility to source the most cost effective funds for our customers.
The strength of QTC’s securities has been underpinned by our commitment to:
•	maximising the benefits flowing from Queensland’s AAA credit rating

•	maintaining liquid bond lines supported by our strong Distribution Group

•	maintaining transparency, integrity, and credibility in our relationships with the domestic and international markets, and

•	issuing debt instruments that meet investors’ needs, whenever possible.
Queensland’s strong credit rating, combined with our expert financial management skills, issuing flexibility and proactive market interface, has helped ensure we attract a broad base of Australian and international investors.
CREDIT RATINGS

	LONG-TERM	SHORT-TERM
LOCAL CURRENCY (A$)
MOODY’S INVESTOR SERVICES	Aaa	Pl
STANDARD & POOR’S	AAA	A-1+
FITCH RATINGS	AAA	Fl+
FOREIGN CURRENCY
MOODY’S INVESTOR SERVICES	Aaa	Pl
STANDARD & POOR’S	AAA	A-1+
FITCH RATINGS	*AA+	Fl+

*	capped by Australian sovereign credit rating
Highlights
QTC offers our customers the lowest cost of funds available from any of Australia’s semi-government issuers. On average, QTC’s yield curve has remained three basis points lower than that of New South Wales’ central financing authority (where Queensland has the same credit rating and comparable volumes of bonds on issue).
In the year under review, we successfully managed the ongoing issuance and mix of approximately $6.2 billion of benchmark bonds, with $3.2 billion sourced domestically and $3.0 billion sourced through global issuance. A large proportion of the proceeds was used to refinance our maturing 2005 benchmark bond.
We successfully issued a 2010 benchmark bond for our regulated customers in Australia’s largest ever government bond tender for $1.5 billion. The launch was oversubscribed, with more than $5 billion in competitive bids received. This was a deviation from our traditional practice of having bond lines maturing in ‘odd’ years, and was launched to meet specific customer needs.
We also conducted a review of our Futures execution broker arrangements, a trial of collateralised debt obligations (providing a positive net financial outcome), and reduced the settlement period on global benchmark bonds to enhance their attractiveness to offshore investors.
2004-2005 ANNUAL REPORT 15

Raising funds for Queensland (continued)
Funding facilities
A$ benchmark bonds—domestic and global
QTC currently offers investors domestic and global benchmark bonds maturing in 2007, 2009, 2010, 2011, 2013 and 2015, and a preferred domestic bond line maturing in 2021.
The QTC benchmark bonds are our core source of funds, comprising in excess of 90% of borrowings as at 30 June 2005.
During 2004-05, we refinanced the QTC 2005 benchmark bond which matured in June, and launched a new benchmark line maturing in May 2010.
FACILITY DETAILS AS AT 30 JUNE 2005:

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE $M	PLACEMENT
DOMESTIC A$ BOND	UNLIMITED	QUEENSLAND	6 BENCHMARK LINES	A$	A$12,920	BY TAP OR TENDER
			MATURING 2007-2015			THROUGH THE FIXED INCOME DISTRIBUTION GROUP

			PREFERRED LINE	A$	A$408	REVERSE ENQUIRY
			MATURING 2021			THROUGH THE FIXED INCOME DISTRIBUTION GROUP

GLOBAL A$ BOND	A$15,000	NEW YORK AND	6 BENCHMARK LINES	A$	A$8,858	CONTINUOUSLY OFFERED THROUGH THE
		QUEENSLAND	2007-2015			FIXED INCOME DISTRIBUTION GROUP

16 QUEENSLAND TREASURY CORPORATION

Treasury Notes, Commercial Paper and Medium-Term Notes
We supplement our domestic and global bond facilities with various short-term and medium-term note facilities.
The QTC Treasury Note (TNote) facility is an electronic issuance facility and is our chief source of short-term domestic A$ funds. QTC’s main offshore programs are the multicurrency commercial paper (CP) and medium-term note (MTN) facilities in both the Euro and the US markets.
All funding facilities
QTC’s funding facilities are supplemented with public issues and private placements. Appendix B details the Distribution and Dealer Groups for QTC’s funding facilities at 30 June 2005.
[More detailed information on QTC’s funding facilities and outstanding debts is available on QTC’s website at www.qtc.com.au and on request from QTC’s Financial Markets Team (see Appendix C for contact details)].
FACILITY DETAILS AS AT 30 JUNE 2005:

FACILITY	SIZE $M	GOVERNING LAW	MATURITIS	CURRENCIES	AMOUNT ON ISSUR $M	PLACEMENT
DOMESTIC TNOTE	UNLIMITED	QUEENSLAND	7-365 DAYS	A$	A$635	BY TAP OR TENDER THROUGH DEALER PANEL

EURO CP	US$3,000	ENGLISH AND				BY TAP THROUGH
		QUEENSLAND	7-365 DAYS	MULTICURRENCY	US$58	DEALER PANEL

US CP	US$1,500	NEW YORK AND				BY TAP THROUGH
		QUEENSLAND	1-270 DAYS	MULTICURRENCY	US$0	DEALER PANEL

EURO MTN	US$3,000	ENGLISH AND	SUBJECT TO			REVERSE ENQUIRY
		QUEENSLAND	MARKET REGULATIONS	MULTICURRENCY	US$415	THROUGH DEALER PANEL

US MTN	US$500	NEW YORK AND	9 MONTHS TO			REVERSE ENQUIRY
		QUEENSLAND	30 YEARS	MULTICURRENCY	US$0	THROUGH DEALER PANEL
2004-2005 ANNUAL REPORT 17

Strong offshore investor interest for QTC’s A$ global benchmark bonds continued throughout the year and provided cost effective funding.
Raising funds for Queensalnd (continued)
Borrowing program
QTC reviews our borrowing requirements on 30 June and 31 December each year to provide a funding estimate for the following year.
QTC’S INDICATIVE BORROWING PROGRAM FOR 2004-05 AND 2005-06

	BORROWING ESTIMATE	BORROWING ESTIMATE
	2004-05	2004-06
	A$M	A$M
REFINANCING—COMMERCIAL PAPER

DOMESTIC NOTES, EURO COMMERCIAL PAPER, US COMMERCIAL PAPER(1)	711	773

REFINANCING—TERM DEBT

DOMESTIC BONDS	2,515	126

A$ GLOBAL BONDS AND MEDIUM-TERM NOTES	1,990	66

FOREIGN CURRENCY LOANS AND MEDIUM-TERM NOTES	154	0

SUBTOTAL	5,370	965

NEW RAISINGS	2,050	3,120

PRINCIPAL REPAYMENTS FROM QTC CUSTOMERS	(600)	(600)

TOTAL	6,820	3,485

1.	Commercial paper outstanding as at 30 June (includes FRNs).
18 QUEENSLAND TREASURY CORPORATION

Results for Financial Year 2004-05
During 2004-05, QTC launched a new benchmark bond maturing in May 2010 to meet the funding requirements of certain Queensland Government Owned Corporations subject to regulatory determinations.
Strong offshore investor interest for QTC’s A$ global benchmark bonds continued throughout the year and provided cost effective funding. This contributed to commercial paper outstandings remaining at constant levels of around A$700 million to A$l,000 million throughout the year, less than the levels originally forecast.
Over the past financial year, funding was primarily sourced from:

DOMESTIC A$ BENCHMARK BONDS	A$3,192 million
GLOBAL A$ BENCHMARK BONDS	A$3,040 million
EURO MEDIUM-TERM NOTES	A$44 million
COMMERCIAL PAPER	A$773 million
TOTAL	A$7,049 million
Estimates for Financial Year 2005-06
QTC estimates our borrowing requirement for the next financial year will be $3,485million.
This represents a decrease of $3,564 million on 2004-05 actual borrowings of $7,049 million (originally estimated at $6,819 million). The decreased funding task for 2005-06 is primarily due to the lower level of refinancing required with no benchmark bonds maturing this financial year.
The 2005-06 borrowing estimate of $3,485 million is expected to be financed as follows:
FUNDING SOURCE

EXPECTED RAISINGS 2005-06	RANGE%	LOW A$M	HIGH A$M
TERM RAISINGS:
A$ BENCHMARK BONDS	60-70	2,091	2,440
MULTICURRENCY LOANS AND MTNs	0-10	0	349
COMMERCIAL PAPER RAISINGS:
TNOTES, ECP, USCP	25-35	871	1,220
We anticipate that approximately 65% of the 2005-06 program ($2,270 million) will be funded through the issuance of term debt, using domestic and global benchmark bonds, with the balance funded via commercial paper and medium-term note issuance.
Actual financial market activity and funding requirements may vary depending upon customer requirements and financial market conditions.
2004-2005 ANNUAL REPORT 19

It is only through teamwork that the needs of our customers can be met, and the intellectual capacity of QTC can be optimised.
Corporate report
Managing risk
QTC manages risks within an enterprise-wide risk management framework. In the year under review, risk management monitoring and reporting have not identified any significant issues or deficiencies. QTC’s teams participated in workshops to raise awareness and assist them to identify and assess the risks they deal with in their daily operations.
During the year, we developed QTC’s Crisis Management Plan, to encompass our well-established business continuity and emergency response plans and to provide a framework for crisis response at the management and stakeholder levels. To further strengthen QTC’s capacity to respond to a crisis that may prevent operation from our current site, we initiated discussions with industry counterparts, to share key resources and facilities in the event of a disaster.
QTC’s audit and compliance reporting ensures our business processes are appropriate and do not expose us to unnecessary risk. QTC’s compliance program, based on Australian Standard 3806, operationalises compliance as an integrated part of our business, and delegates responsibility for compliance to all employees. In all critical and non-critical audit areas, QTC rated acceptably against benchmark rating targets and there were no issues of significant non-compliance within our internal or external audits.
Sharing knowledge and information
Corporate information management received renewed emphasis over the course of the year. The Enterprise Architecture Planning (EAP) project was conducted to assess the extent to which core business processes are sufficiently supported by information systems. The project was undertaken to ensure effective management of IT investment against an increasing portfolio of business needs. The outcomes of the EAP project are reflected in the IT Strategic and Operational Plans, which present a three-year work program to transition QTC’s IT systems.
The Board endorsed the IT Strategic Plan, acknowledging QTC’s changing business requirements and the need to adapt technologies to deliver improved systems and standards in order to maximise QTC’s customer service capabilities, within an approved cost framework.
We also undertook a significant project to update QTC’s desktop computing environment by renewing desktop hardware and the standard desktop application suite.
Fostering teamwork
QTC believes that only through teamwork can the needs of our customers be met, and that the intellectual capacity of the organisation can be optimised. Across our internal teams, we have experienced greater levels of teamwork and collaboration, which has further developed our knowledge base and provided an improved capacity to deal with competing workloads.
In addition to our customer secondment program, which placed 15 employees within our customers’ organisations during the year, we also established a graduate recruitment program for graduates in the areas of economics, accounting, commerce, actuarial studies, and banking and finance to develop their knowledge and skills in QTC’s front, middle, and back offices. Several university students, who have shown a keen interest in QTC, have also completed work experience with us.
Throughout 2004-05, we reviewed our human resource systems and policies, including the staff remuneration system, and established a Learning and Development working group to create a framework to guide staff development to meet future needs, including tools for assessing skills and development needs.
20 QUEENSLAND TREASURY CORPORATION

OPERATIONAL STRUCTURE
QTC is structured to reflect our overarching value-delivering strategy of customer loyalty, recognising that we achieve our corporate goals through the efforts of our teams. This diagram depicts our organisational structure, showing how all teams work together to deliver value to our customers.
Our teams work in an integrated and collaborative way to implement the three core processes of the customer loyalty operating model—developing and maintaining relationships, solution design and development, and the delivery of tailored solutions. The diagram shows that, through these processes and supporting teams, our customer-focused teams work directly with customers to assist them in maximising outcomes and appropriately managing financial risks for their organisations and Queensland.
2004-2005 ANNUAL REPORT 21

Major Sports Facilities Authority: Gabba Redevelopment

QTC is funding the redevelopment of the Brisbane Cricket Ground, better known as 'the Gabba', for the Major Sports Facilities Authority, and managing the interest rate exposure during the construction phase. The Gabba redevelopment will increase capacity to 42,000, providing Queenslanders with another world class sporting venue.

energex
LG

IMAGE SUPPLIED BY BRISBANE LIONS AUSTRALIAN FOOTBALL CLUB FOR THE MAJOR SPORTS FACILITIES AUTHORITY.

The State economy is forecast to grow by a further 4¼% in 2005-06, exceeding national growth for the tenth consecutive year.
Queensland’s economic and fiscal update
Economic highlights
•	The Queensland economy is estimated to have grown by 4 ½% in 2004–05, more than double the estimated national growth of 2%.

•	Total employment in Queensland is estimated to have increased by 5¾% in year-average terms, representing the highest employment growth in 16 years.

•	Employment growth has resulted in the creation of approximately 104,000 jobs in the State, accounting for around 40% of job gains nationally.

•	The year-average State unemployment rate is estimated to have fallen to 5%, its lowest rate in 30 years, and below the average national rate for the first time in 10 years.

•	Defying the national trend, dwelling investment in Queensland is estimated to have risen again, by 5%, against an estimated 2% decline nationally.

•	Queensland is estimated to have experienced population growth of 2% in 2004–05, with annual net migration remaining well above its long-run average.
Notes: All figures represent estimated actuals.
Source: Queensland Treasury and Commonwealth Treasury
Queensland’s economic outlook
Economic growth
The State economy is forecast to grow by a further 4¼% in 2005–06, exceeding national growth for the tenth consecutive year. Growth in the domestic sector is expected to ease and net exports are expected to improve significantly, continuing the trend of rebalancing Queensland’s growth. Consumer spending ts anticipated to ease towards its long-term average, while dwelling investment is forecast to fall marginally. However, capital investment is forecast to make an important contribution to growth. Business investment is predicted to increase a further 4¾%, while public final demand, which comprises public gross fixed capital formation and public final consumption expenditure, is anticipated to grow 10%, reflecting the Government’s significant capital infrastructure program.
Notes: Contributions for 2004–05 represent estimated actuals while contributions for 2005–06 represent forecasts. Source: Queensland Treasury
2004–2005 ANNUAL REPORT 23

The Estimated Actual General Government net operating result, on a GFS basis for 2004–05, is a $2.725 billion surplus.
Queensland’s economic and fiscal update (continued)
Trade sector
The performance of the trade sector is forecast to improve further in 2005–06, with net exports anticipated to detract only ¾ of a percentage point from growth. Export growth is anticipated to strengthen to 6 ¾%, driven by higher coal and other mineral exports, while imports growth is expected to ease in line with domestic activity.
Inflation
Inflation is forecast to remain steady at 2 ¾% in 2005–06. The forecast easing in domestic price pressures (particularly from slower house price growth) is expected to be offset by higher imported inflation as the world economy continues to expand, the impact of the A$ appreciation over the past three years dissipates, and as higher oil prices push up transport costs.
The State’s employment growth is forecast to moderate to 2 ½% in 2005–06, reflecting partial offset of the expected easing of growth in the labour-intensive domestic sector of the Queensland economy due to strong employment in trade-related industries, such as mining, manufacturing and transport.
Population
Queensland is estimated to experience solid population growth of 2% in 2005–06, taking the total population to more than four million people. Population growth in Queensland is forecast to remain substantially higher than that nationally, with Queensland maintaining its position as the dominant state in terms of net interstate migration. Above average levels of interstate migration reflect the lagged impact of greater economic growth in Queensland and the national housing boom, which has encouraged Australians to migrate to Queensland in search of job opportunities and a lower cost of living.
Queensland’s fiscal environment
2005–06 budgeted result
On an accrual basis, the Queensland State Budget provided for a General Government net operating surplus of $934 million in 2005–06. The General Government forward estimates project continuing surpluses over the State Budget forecast horizon, consistent with the fiscal principles outlined in the State Government’s Charter of Social and Fiscal Responsibility.
GENERAL GOVERNMENT OPERATING STATEMENT

	2004–05	2005–06
KEY FINANCIAL AGGREGATES	EST ACTUAL	BUDGET
GOVERNMENT FINANCE STATISTICIS (GFS BASIS)	$ MILLION	$ MILLION
REVENUE	26,771	26,604
EXPENSES	24,046	25,670
NET OPERATING BALANCE	2,725	934
CASH SURPLUS/DEFICIT	3,127	98
CAPITAL PURCHASES	2,769	3,616
NET WORTH	85,005	85,344
Source: 2005–06 Queensland Government Budget Papers
24 QUEENSLAND TREASURY CORPORATION

Source: 2005–06 Queensland Government Budget Papers
The 2005–06 State Budget also provided for a cash surplus of $98 million in the General Government sector on a Government Finance Statistics (GFS) basis.

2006-07	2007-08	2008-09
PROJECTED	PROJECTED	PROJECTED
$ MILLION	$ MILLION	$ MILLION
27,776	29,051	29,793
27,188	28,494	29,573
588	556	220
(559)	223	426
3,659	3,371	2,926
88,182	91,145	93,857
2004–05 estimated actual result
The Estimated Actual General Government net operating result, on a GFS basis for 2004–05, is a $2.725 billion surplus.
The estimated 2004–05 surplus reflects the continuing strength of the economy flowing through to taxation and related revenues, upward revisions of GST payments to the State, and investment returns above the long-term assumed rate of return.
Investment market volatility impacts more on the Queensland Budget than it does for other states. This is, in part, due to differences in the way Queensland’s public sector superannuation arrangements are structured. Investment returns impact directly on the operating result as an increase or decrease in revenue associated with the investment of financial assets held to meet future liabilities. If Queensland’s superannuation arrangements were structured on the same basis as other states, the General Government sector’s underlying operating result for 2004–05 would be a surplus of $2.028 billion.
Balance sheet
Queensland continues to maintain a strong balance sheet compared with the other states. At 30 June 2006, Queensland’s estimated net debt in the General Government sector is negative, implying a strong net asset position. Queensland’s negative net debt of $4,406 per capita (net financial assets) compares to the average net debt of $96 per capita (net financial liabilities) in the other states.
Source: 2005–06 Queensland Government Budget Papers
2004-2005 ANNUAL REPORT 25

In 2005–06, tax collections per capita in Queensland are expected to be $1,708, which compares to an estimated average tax collection of $2,135 for the other states and territories.
Queensland’s economic and fiscal update (continued)
The State’s net financial asset position remains extremely sound. Based on current projections, the General Government sector will continue to meet the commitment in the Governments Charter to ensure that financial assets cover all accruing and expected future liabilities in all years through to 30 June 2009.
Queensland has consistently pursued sound long-term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.
Source: 2005–06 Queensland Government Budget Papers
* Excluding investments in public trading enterprises.
Competitive tax environment
One of the Queensland Government’s key fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland.
In 2005–06, tax collections per capita in Queensland are expected to be $1,708, which compares to an estimated average tax collection of $2,135 for the other states and territories. Tax revenue of the other states is forecast to be 25% higher, on average, than Queensland’s per capita taxation for 2005–06.
Source: 2004–05 Queensland Government Budget Papers
26 QUEENSLAND TREASURY CORPORATION

Ergon Energy: Ongoing funding

QTC provides debt funding to Ergon Energy to maintain and improve its power assets. Australian owned and operated, Ergon Energy is one of Australia's largest electricity companies, serving over half a million households and businesses daily.

IMAGE SUPPLIED BY ERGON ENERGY

Queensland Treasury Corporation’s Board
SIR LEO HIELSCHER AC
BComm, D Univ Griffith (Hon), AAUQ, AASA, FAIM, FCPA, FFTP (Hon)
Chairman
Chairman, Risk Management Committee
Chairman, Human Resources Committee
Appointed 1991. Tenure 30 June 2007.
Sir Leo Hielscher has more than fifty years experience in Government, the banking and finance industry, domestic and global financial markets, the superannuation industry and as an independent Company Director. He was the Under Treasurer of Queensland for 14 years (1974-1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Capital Markets Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd and the Independent Superannuation Preservation Fund. As a Company Director, Sir Leo has considerable experience at Board level and has been associated with a number of public and private sector Boards. Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004.
GERARD BRADLEY
BComm, Dip Adv Acc, CPA, FAICD, FAIM
Deputy Chairman
Member, Accounts and Audit Committee
Member, Risk Management Committee
Member, Human Resources Committee
Appointed July 2000. Tenure 30 June 2007.
Gerard Bradley is currently Under Treasurer and Under Secretary of Queensland Treasury Department, a position he has held since 1998, and has extensive experience in public sector finance gained in both the Queensland and South Australian Treasury Departments. He was Under Treasurer for the South Australian Department of Treasury and Finance during 1996-1998 and of Queensland Treasury during 1995-1996. Mr Bradley held various positions in Queensland Treasury from 1976-1995 encompassing responsibility for the preparation and management of the State budget and the fiscal and economic development of Queensland. He holds Directorships with Queensland Treasury Holdings Pty Ltd and related companies, and is the Chair of the QSuper Board of Trustees.
GILLIAN BROWN
LLB (Hons), Grad. Dip. Applied Finance and Investment, SIA
Member, Risk Management Committee
Appointed July 2004. Tenure 30 June 2007.
Gillian Brown has more than 16 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. Ms Brown is a Partner of Minter Ellison Lawyers (admitted as Partner 1994) and currently heads the Finance practice in Queensland. Ms Browns principle areas of practice include corporate finance, investment and financial services, financial markets, project/infrastructure finance, and property finance. Ms Brown has advised Government bodies on a number of project and transactional arrangements and has a working knowledge of the mechanics of Government and its objectives. Ms Brown is also a Director of DBCT (Dalrymple Bay Coal Terminal) Holdings Pty Ltd, and a Committee member of the Law Council of Australia.
28 QUEENSLAND TREASURY CORPORATION

DAVID COE
BA (Hons), LLB
Member, Risk Management Committee
Appointed July 2004. Tenure 30 June 2007.
David Coe worked for five years as a lawyer specialising in international financing and leasing, before leaving the law to pursue commercial business interests. He has a diverse blend of specialist legal, corporate and financing knowledge, and extensive experience as a Company Director of a number of public and private companies. David Coe is currently Chairman and Managing Director of Allco Finance Group Limited, an Australian company which provides sophisticated financing services in both the domestic and international markets. Mr Coe is Chairman (and co-founder) of Sports and Entertainment Ltd, Chairman of the MCA (Museum of Contemporary Art in Sydney) and Record Investments Limited, a Director of Rubicon Holdings Limited, a Board Member of the National Gallery of Australia Foundation, and the Sydney Children’s Hospital Foundation, and a Member of the Tate International Council.
MARIAN MICALIZZI
BBus, FCA, SIA (Associate)
Chairman, Accounts and Audit Committee Member,
Risk Management Committee
Appointed July 2000. Tenure 30 June 2007.
Marian Micalizzi is a chartered accountant with over 20 years’ experience, a Company Director, and a consultant in both the public and private sectors. Ms Micalizzi is a former Partner of PricewaterhouseCoopers (until 2000) having been admitted as a Partner of the predecessor firm in 1986. Ms Micalizzi brings considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments. She is a also currently a Director of Queensland Investment Corporation, Enertrade, Mincom Limited, Opera Queensland, Australian Reinsurance Pool Corporation, and a Member of Corporations and Markets Advisory Committee, The Takeovers Panel, Independent Investment Committee of Queensland Development Fund, Fund Management Committee of the Industry Research and Development Board, and a Councillor of the Australian Institute of Company Directors (Qld Div.).
BILL SHIELDS
B Econ (Hons), MEc
Member, Accounts and Audit Committee
Appointed July 2004.Tenure 30 June 2007.
Bill Shields has considerable experience in the banking and finance industry as well as government policy advice, specialising in economics. His career responsibilities included economic and financial market research in Australia and overseas, providing analytical and strategic advice, analysing the Australian Financial system and monetary policy, working on Australia’s exchange rate arrangements, and international financial developments. Mr Shields was previously Chief Economist and Executive Director, Macquarie Bank Limited (1987-2001). In addition to Macquarie Bank, he has held positions with the Reserve Bank of Australia (1983-1985), the International Monetary Fund (1973-75 and 1977-83), and the Commonwealth Treasury. Mr Shields is a Visiting Professor of Macquarie Graduate School of Management, Macquarie University, a Director of (and Chair, Audit and Compliance Committee) M-co International Limited, and Chairman of the Australia Korea Business Council.
SHAUNA TOMKINS
BSc, MBA
Member, Risk Management Committee
Member, Human Resource Committee
Appointed July 2000. Tenure 30 June2007.
Shauna Tomkins is a consultant working internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit taking, funds management, insurance, and lending institutions. Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision and corporate and structured finance. She also has a strong background in long-term policy and strategic management and planning and has a working familiarity with Government objectives and processes. Ms Tomkins is also a Member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.
2004-2005 ANNUAL REPORT 29

Cardwell Shire Council: Mission Beach Sewerage Scheme

QTC reviewed Cardwell Shire Council's pricing model for the Mission Beach Sewerage Scheme, and provided analysis and financial modelling to assist Council to determine appropriate user charges, as well as providing funding for the scheme. The sewerage scheme has 12 pump stations, approximately 90kms of pipes, and provides sewerage services for more than 3,000 households in the Mission Beach area.

IMAGE SUPPLIED BY CARDWELL SHIRE COUNCIL

The Board and QTC’s management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance, and financial and ethical behaviour.
Corporate Governance
QTC was established by the Queensland Treasury Corporation Act 1988 (QTC Act), as a Corporation Sole (i.e. a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder.
QTC Board
QTC has delegated its powers to the Queensland Treasury Corporation Capital Markets Board (the Board). QTC and the Board have agreed the terms and administrative arrangements that govern the exercise or performance of those powers and the reports by the Board to QTC.
Board composition
The Board comprises seven Directors who are appointed by the Governor-in Council, pursuant to section 10(2) of the QTC Act, with consideration given to each person’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives. The Governor-in-Council can, at any time, terminate the appointment of all, or any, Directors.
QTC’s Chairman is a non-executive Director and the Board is entirely constituted of non-executive Directors.
Board responsibilities
The Board has a written Charter that sets out its roles and responsibilities including:
•	overseeing QTC, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	regularly measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance meets best practice.
Board Committees
The Board has established three Committees, each with its own Terms of Reference, to assist the Board oversee and control various QTC activities. The Committees and their key responsibilities are:
•	Accounts and Audit Committee
–	financial integrity

–	compliance with laws, regulations and QTC’s own policies and procedures in relation to key financial and operational controls and processes, and

–	audit effectiveness.
•	Risk Management Committee
–	the adequacy and implementation of QTC’s enterprise-wide risk management policy, framework and plans for the management of QTC’s significant corporate risks

–	QTC’s organisation-wide risk profile and exposure to significant risks, and

–	the adequacy of risk management policies in relation to QTC’s significant risks.
•	Human Resources Committee
–	the appropriateness of any new or amended human resources policy, and

–	the framework for, and review of, employee remuneration and performance.
Commitment to corporate governance
The Board and QTC’s management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance, and financial and ethical behaviour. The Board guides this commitment, which is critical for maintaining QTC’s strong market reputation, as well as the ability to achieve success as Queensland’s corporate treasury services provider.
The Principles of Good Corporate Governance and Best Practice Recommendations issued by the Australian Stock Exchange (ASX) Corporate Governance Council and the Australian Standard 8000/2003—Good Governance Principles are not mandatory for QTC. However, QTC has
2004-2005 ANNUAL REPORT 31

QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill.
Corporate governance (continued)
implemented changes to corporate governance practices based on the ASX principles and standards, so far as they are relevant and appropriate to QTC.
In addition to the corporate governance practices mentioned above, QTC maintains a commitment to a continuous disclosure regime with key stakeholders, a Code of Conduct that applies to all staff and includes procedures about disclosing conflicts of interest and a Compliance Program that drives a compliance culture consistent with QTC’s approved mandate, legal and ethical obligations and policies and procedures.
Attendance at Board Meetings
The following table details the Board Directors’ attendance at Board and Committee meetings:

		RISK	ACCOUNTS	HUMAN
		MANAGEMENT	AND AUDIT	RESOURCES
	BOARD	COMMITTEE	COMMITTEE	COMMITTEE
MEETINGS HELD:	11	9	5	4

SIR LEO HIELSCHER	11	9		4

GERARD BRADLEY	11	8	5	4

GILLIAN BROWN	11	9

DAVID COE	9	7

MARIAN MICALIZZI	10	7	5

BILL SHIELDS	11	9	5

SHAUNA TOMKINS	10	8		4
Auditors
In accordance with the provisions of the Financial Administration and Audit Act 1977, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.
PricewaterhouseCoopers is QTC’s internal auditor from 1 July 2002 to 30 June 2006.
Ethical standards
The Board’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and the management of QTC’s business and affairs.
QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill. Our policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, relevant government policies, and QTC’s own policies and procedures.
QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.
Codes of conduct
During the year, QTC has updated its Code of Conduct for employees and provided training to employees about the updated Code. Staff are also required to adhere to the Code of Conduct established by the Australian Financial Markets Association (AFMA), of which QTC is a member.
Access
The QTC Code of Conduct and the AFMA Code of Conduct are available electronically to employees through QTC’s in-house information management system. Copies of these Codes can be inspected by contacting QTC’s People Team (see Appendix C for contact details).
Whistleblowers Protection Act 1994
Section 30(1) of the Whistleblowers Protection Act 1994 requires QTC to disclose in its Annual Report statistical information for the report period in respect of each type of information received about the number of disclosures received and the number of disclosures substantially verified.
32 QUEENSLAND TREASURY CORPORATION

During the year under review, QTC has not received, nor had to substantially verify, any disclosures.
Overseas travel
QTC raises its capital requirements in offshore financial markets. From time to time, these markets are visited by Board Directors and employees to transact business on behalf of QTC. All overseas travel is undertaken in accordance with the Overseas Travel Guidelines endorsed by Queensland Cabinet.
In the year under review, international travel included:
Further information
The information in this Annual Report is only intended to be a summary of QTC’s corporate governance practices. More comprehensive information is available on QTC’s website at www.qtc.qld.gov.au.

OFFICER	COUNTRIES VISITED	PERIOD	PURPOSE OF VISIT
General Manager, Credit Risk	Hong Kong	3 July – 10 July 2004	Euromoney Asian Bond Congress: Issuance into Asian Markets. Participated as a panelist in the Congress program.

Deputy Premier and Treasurer; Ministerial Special Advisor-Treasury; Under Treasurer; Chairman; Chief Executive; General Manager, Financial Markets	Japan, UK, Switzerland, Sweden, Finland, Austria, Denmark, Norway, USA	15 September – 3 October 2004	Institutional Investor and Global A$ Fixed Interest Distribution Group Roadshow Program: Met with prime global financial institutional and QTC’s A$ Global Distribution Group.

Chief Executive; General Manager, Financial Markets	Philippines, Brunei, Taiwan, Malaysia, China, Hong Kong, Singapore	13 January – 26 January 2005	Roadshow Program: Undertook a series of meetings with Asian central banks and financial authorities throughout Asia.

Senior Portfolio Manager, Financial Markets; Portfolio Manager, Financial Markets	Hong Kong, Singapore	24 January – 31 January 2005	Annual performance and activities review of QTC’s Euro Commercial Panel. Also participated in the Citigroup Asia Pacific Fixed Income Investor Conference.

General Manager, Financial Markets; Senior Portfolio Manager, Financial Markets; Economist	UK, USA, Hong Kong, Singapore	10 March – 24 March 2005	Performance and activities review of QTC’s Global Fixed Interest Distribution Group. Also participated in the Pacific Prospect Fixed Linked Forum.

Chairman	Japan	13 April – 16 April 2005	Queensland Government Business Reception (Tokyo) and meetings with Japanese securities house, financial institutions and QTC’s A$ Global Distribution Group.
2004-2005 ANNUAL REPORT 33

Department of State Development and Innovation: Burnett River Dam

QTC assisted the Department of State Development and Innovation to develop an appropriate financing package for the construction of the Burnett River Dam, and is now funding the project and managing the interest rate exposure of the loan. On completion, the dam will provide an increase in agricultural productivity, as well as additional employment opportunities in the region.

IMAGE SUPPLIED BY BURNETT WATER PTY LTD FOR DEPARTMENT OF STATE DEVELOPMENT AND INNOVATION

Consolidated Financial Statements
for the year ended 30 June 2005
2004 - 2005 ANNUAL REPORT 35

Statement of Financial Performance
for the year ended 30 June 2005

		2005	2004
	Note	$000	$000

Revenue from ordinary activities
Interest income	2	2 162 680	740 232
Fees — management	3	22 993	22 144
— professional		192	505
— other		381	452
Amortisation of cross border lease deferred income		8 763	8 705
Bad debts recovered — cooperative housing societies		2 059	—
Write back of provisions — cooperative housing societies		—	670
Gain on sale of property, plant and equipment	26	2 702	147
Other income		77	112

Total revenue from ordinary activities		2 199 847	772 967

Expenses from ordinary activities
Interest expense	2	2 111 319	708 176
Administration expenses	4	30 021	28 403
Provisions — cooperative housing societies		51	—
Realised loan losses cooperative housing societies		721	558

Total expenses from ordinary activities		2 142 112	737 137

Operating surplus from ordinary activities before payment in lieu of income tax		57 735	35 830
Payment in lieu of income tax	6	11 647	12 553

Operating surplus from ordinary activities after payment in lieu of income tax		46 088	23 277

Total changes in equity other than those resulting from transactions with owners as owners		46 088	23 277
Retained surplus at the beginning of the financial year		168 904	157 151

Total available for appropriation		214 992	180 428
Aggregate of amounts transferred to reserves	18	(5 967)	(11 524)

Retained surplus at the end of the financial year		209 025	168 904

The accompanying notes form part of these financial statements.
36 QUEENSLAND TREASURY CORPORATION

Statement of Financial Position
as at 30 June 2005

		2005	2004
	Note	$000	$000

Assets
Cash assets	7	56	168
Other financial assets	8	11 281 398	9 006 926
Receivables	9	2 234	37 273
Prepayments		271	456
Onlendings	10	18 905 621	17 714 737
Property, plant and equipment	13	39 266	48 488
Tax assets	6	1 238	1 381

Total assets		30 230 084	26 809 429

Liabilities
Deposits	14	5 220 644	4 692 442
Payables	15	198 543	168 786
Interest bearing liabilities	16	24 518 115	21 702 155
Tax liabilities	6	11 897	11 319
Provisions	17	2 954	2 876
Other		—	8

Total liabilities		29 952 153	26 577 586

Net assets		277 931	231 843

Equity
Reserves	18	68 906	62 939
Retained surplus		209 025	168 904

Total equity		277 931	231 843

The accompanying notes form part of these financial statements.
2004-2005 ANNUAL REPORT 37

Statement of Cash Flows
for the year ended 30 June 2005

		2005	2004
	Note	$000	$000

Cash flows from operating activities
Interest income — onlendings		1 387 276	515 153
Investment income — financial assets		773 333	454 745
— other		9 503	5 728
Fees — management		22 816	22 186
— professional		447	1 053
— arrangement		30 617	—
— other		402	453
GST paid to suppliers		(1 270)	(4 545)
GST refunds from ATO		1 689	4 848
GST paid to ATO		(2 425)	(3 007)
GST received from customers		11 513	2 982
Interest paid on interest bearing liabilities		(1 320 568)	(1 255 802)
Income distributions to depositors		(262 372)	(239 078)
Administration expenses		(19 279)	(27 644)
Payment in lieu of income tax		(10 927)	(14 460)

Net cash provided by (used in) operating activities	19	620 755	(537 388)

Cash flows from investing activities
Proceeds from sale of other financial assets		56 101 765	32 410 812
Payments for other financial assets		(58 435 786)	(34 374 472)
Net onlendings		(1 135 506)	1 812 726
Payments for property, plant and equipment		(87 968)	(18 656)
Proceeds from sale of property, plant and equipment		91 545	544

Net cash provide by (used in) investing activities		(3 465 950)	(169 046)

Cash flows from financing activities
Proceeds from interest bearing liabilities		36 961 299	45 830 698
Repayment of interest bearing liabilities		(34 644 510)	(45 569 632)
Net deposits		528 268	478 344
Fees collected on behalf of Consolidated Fund		26	110
Distribution to Consolidated Fund		—	(33 000)

Net cash provided by (used in) financing activities		2 845 083	706 520

Net increase (decrease) in cash held		(112)	86

Cash at the beginning of the year		168	82

Cash at the end of the year	7	56	168

The accompanying notes form part of these financial statements.
38 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005
2004-2005 ANNUAL REPORT 39

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies
The principal accounting policies adopted by Queensland Treasury Corporation (QTC) are stated to assist in a general understanding of the accounts.
(a) Basis of accounts
QTC is constituted under the Queensland Treasury Corporation Act 1988 (the Act) with the Under Treasurer designated as the corporation sole under section 5(2) of the Act.
The financial statements are a general purpose financial report that have been prepared in accordance with applicable Australian Accounting Standards, the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views).
(b) Principles of consolidation
QTC in preparing these financial statements does not make the division between parent entity and consolidated entities. This is because QTC is a corporation sole and all transactions are performed through either controlled or associated entities or through delegated power given to the Capital Markets Board. As a consequence, the parent entity concept for financial reporting does not provide additional information.
The accounts comprise consolidated accounts of QTC, Sunshine Locos Pty Limited and Sucette Pty Limited.
All internal transactions and any profits/losses resulting from these transactions together with internal contra transactions are eliminated.
(c) Foreign currency
Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.
In relation to borrowings covered by swaps denominated in foreign currencies, both the loan and the underlying swap are valued at the relevant swap yield existing on balance date.
Where transactions involve forward foreign exchange, the amount payable or receivable under the forward exchange contract is also adjusted to reflect forward rates of exchange applicable at balance date.
Exchange gains/losses are brought to account in the Statement of Financial Performance.
(d) Financial instruments
QTC’s accounting policies, including the terms and conditions of financial assets and financial liabilities are listed below.
Other financial assets
Other financial assets are valued at market value at balance date. Unrealised gains or losses arising from this valuation policy are brought to account in the Statement of Financial Performance.
Money market deposits are amounts of money lent to financial institutions from overnight to 7 days on which interest is paid to the lender at the end of the month.
Discount securities are instruments which are purchased at a discount. Interest and principal on these securities are paid on maturity.
Commonwealth and State securities are issued by the Commonwealth Government and the central financing authorities of each Australian State. The issuer contracts to pay the holder the face value of the security on maturity and a series of interest payments during the term to maturity.
Floating rate notes have coupons which are paid at the end of each interest period. The interest rate is set at the start of each interest period at a margin based on a short term reference interest rate.
Medium-term notes are unsecured debt instruments which have either a fixed or floating coupon and a maturity tailored to meet the investor’s requirements.
Fixed interest deposits and letters of credit are amounts lent to institutions for set periods on which interest is paid to the lender based on a fixed rate.
Other investments include other bonds and debentures and futures deposits. Other bonds and debentures are securities where the face value is paid on maturity and interest payments are paid during the term to maturity. Futures deposits vary daily based on the deposit required for the open positions. Interest is paid on these deposits.
40 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies (continued)
(d) Financial instruments (continued)
Receivables
Receivables are recognised at cost.
Onlendings
Onlendings with the exception of loans to cooperative housing societies are included in the Statement of Financial Position at their redemption value which is representative of market value. The majority of onlendings are made from debt pools. Each pool is designed to match a borrowing for a given term to maturity. Refer to note 1(g). Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.
Repurchase agreements
Securities which are sold under agreements to repurchase remain as an investment whilst the obligation to repurchase is disclosed as a deposit (refer note 14).
Deposits
Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Statement of Financial Position represents the market value of deposits held at balance date.
Stock lending and repurchase agreement deposits are accepted at an agreed interest rate and are held as security for stock lent.
Payables
Payables are recognised as amounts to be paid in the future for goods and services received whether or not billed.
Interest bearing liabilities
Interest bearing liabilities are recorded at market value at balance date. Any unrealised gains and losses arising from changes in market value are taken to the Statement of Financial Performance.
Treasury notes are short term discount securities where the principal and interest are paid on maturity.
Australian bonds include QTC’s domestic bonds and public bonds. Interest payments are made during the term of the bond and the face value is paid on maturity.
Credit foncier loans are loans where principal amounts and interest are paid during the course of the loan with some having balloon payments on maturity.
State debt to the Commonwealth represents credit foncier loans made by the Commonwealth under Loan Council Agreements with the State. All loans have a floating interest rate.
Commercial paper is a negotiable short term instrument in the form of a promissory note. The paper is issued at a discount and interest and principal are paid at maturity.
Overseas bonds include global bonds and eurobonds. Interest payments are made during the term of the bonds and the face value is paid on maturity. Global bonds are Australian dollar denominated bonds issued overseas. A eurobond is any bond denominated in any currency issued outside the borrower’s domestic market.
Medium-term notes are unsecured debt instruments which have either a fixed or floating coupon and a maturity tailored to meet the investor’s requirements.
Private placements are discrete issues with interest paid during the term and the principal paid at maturity.
2004-2005 ANNUAL REPORT 41

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies (continued)
(d) Financial instruments (continued)
Derivatives
Derivatives are used to hedge either financial assets or liabilities and are recorded at market value at balance date. Gains and losses on derivatives are accounted for on the same basis as the underlying physical exposures being hedged. The market values of all derivatives are recorded as financial assets or financial liabilities in the Statement of Financial Position.
Futures contracts are agreements to buy or sell a standard quantity of a specific financial instrument at a future date at a price agreed at the outset between two parties. Futures are exchange traded.
Forward rate agreements are agreements between two parties to set an interest rate for a specified future period that will apply to a notional amount.
Forward exchange contracts are agreements between two parties to exchange the amount of one currency for an amount of another at a specific future date.
Cross currency swaps are agreements which provide for the exchange of payments denominated in one currency for those denominated in another.
Interest rate swaps are contracts in which two parties agree to make future exchanges of interest payments within the same currency. These payments are based on a common notional principal.
Credit derivatives including credit default swaps are contractual agreements designed to transfer credit risk from one party to another. By synthetically creating or eliminating credit exposures, they allow institutions to more effectively manage credit risks.
(e) Net fair value
The carrying value of cash assets, receivables, onlendings, payables and deposits is their net fair value. With the exception of loans to cooperative housing societies, the net fair value of other financial assets and financial liabilities is the market value which has been derived utilising accepted financial market methodologies and using quoted market rates and exchange rates at balance date. The net fair value of loans to cooperative housing societies is described in note 1(d) under Onlendings.
(f) Lease arrangements
Lease payments on minor operating leases are charged as expenses in the period in which they are incurred. Lease payments are allocated between rental expense and reduction of the liability.
(g) Debt pooling policy
Under the Debt Pool Agreements, QTC assumes debt service responsibility for loans issued in the name of participants and in turn each participant makes a quarterly debt service contribution based on the market value of their debt outstanding at the time of the agreement.
The quarterly contributions have been calculated to meet day to day interest costs of the debt pool and to extinguish the debt over an agreed period. Contributions may be varied following new loan advances or early repayment of redemption. Unrealised gains/losses in the value of debt pool liabilities each quarter are brought to account in the Statement of Financial Performance and as a decrease/increase in the asset Onlendings in the Statement of Financial Position.
(h) Reserves
The basis risk reserve has been created to provide for the probability of loss occurring due to QTC borrowings being in excess of its loans to clients. These loans are managed in either the Fixed Interest Funding Pool or Floating Rate Funding Pool. The excess borrowings are needed to enable QTC to manage debt pools and liquidity, and are hedged through the purchase of assets. Gains/losses may occur due to interest yields on borrowings not moving in exactly the same manner as interest yields on assets. Basis risk has been measured using the value at risk methodology. QTC is confident at 99% that the accumulated loss in the Fixed Interest Funding Pool over a 10 business day period will be no greater than the value of the reserve for the Fixed Interest Funding Pool. Further at 99% confidence, the accumulated loss in the Floating Rate Funding Pool over a 20 business day period will be no greater than the value of the reserve for the Floating Rate Funding Pool.
QTC’s Cash Fund and Working Capital Fund are capital guaranteed to the extent that in the event of a credit failure in any one month, QTC guarantees there will be no erosion of a customer’s capital being the deposit balance at the start of the month adjusted for any deposits or withdrawals during the month. To reduce the impact of a credit failure on retained earnings, QTC sets aside a certain proportion of its fees earned from the Cash Fund and Working Capital Fund and credits this amount to the Credit Risk Reserve. This Reserve will be utilised if the credit event results in there being a shortfall between the guaranteed capital and the investments of either Fund.
The remaining reserves are maintained for general purposes.
42 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies (continued)
(i) Interest income and interest expense
The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.
The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. With the exception of fixed rate loans, interest charged to clients includes unrealised gains and losses (refer note 2).
(j) Profits/losses
Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of Consolidated Fund and all losses shall be the responsibility of Consolidated Fund.
(k) Income recognition — cross border leases
The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.
(l) Property, plant and equipment
Property, plant and equipment are included at cost and are depreciated on a straight line basis over their estimated useful lives commencing from the date of acquisition. The gain or loss on disposal of all non-current assets is determined as the difference between the written down value at the time of disposal and the proceeds on disposal, and is recognised in the Statement of Financial Performance.
The depreciation rates used for each class of asset are as follows:

Asset class	Depreciation rate
Information technology equipment including software	6 – 40%
Furniture, fittings and office equipment	8 – 33%
Plant and machinery	10%
(m) Payment in lieu of income tax
QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).
QTC makes a payment in lieu of income tax to the Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by the QTC Capital Markets Board.
In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. A payment in lieu of income tax expense in the Statement of Financial Performance is matched with the accounting profit after allowing for permanent differences. Income tax on net cumulative timing differences is set aside to the accounts, provision for deferred income tax and future income tax benefit at the rates which are expected to apply when the timing differences reverse. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.
QTC’s subsidiaries are defined as state and territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.
2004 - 2005 ANNUAL REPORT 43

Notes to and forming part of the financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies (continued)
(n) Employee benefits
Sick leave
No provision is made for sick leave benefits as these benefits are not vested and the sick leave taken during any financial year is not expected to exceed normal usage of sick leave credits. It is therefore expensed as taken.
Annual leave and long service leave
Provision is made for annual leave and long service leave benefits representing the amount accrued and unpaid at balance date measured at current salary rates.
(o) Retirement benefits
Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the Statement of Financial Performance. QTC is not responsible for any shortfalls.
(p) Acquisitions of assets
The cost method of accounting is used for all acquisitions of assets. Cost is determined as the fair value of the assets given up at the date of acquisition plus costs incidental to the acquisition.
(q) Provisions for impaired loans
In recent years QTC has, at the direction of the Queensland Government, acquired loans provided to a number of cooperative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non performing loans. Specific provisions have been made where full recovery of principal and interest are considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non accrual loans as set out and explained in note 12.
(r) Rounding
Amounts have been rounded to the nearest thousand dollars except for note 29 which is rounded to the nearest million dollars and notes 26 and 30 which are in whole dollars.
(s) Comparative figures
Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.
(t) Adoption of Australian equivalents to International Financial Reporting Standards
QTC is preparing and managing the transition to Australian Equivalents to International Financial Reporting Standards (AeIFRS) effective for the financial years commencing from 1 January 2005. The adoption of AeIFRS will be reflected in the financial statements for the year ending 30 June 2006.
QTC’s management assessed the significance of the expected changes and are preparing for their implementation. The impact of the alternative treatments and elections under AASB1: First Time Adoption of Australian Equivalents to International Financial Reporting Standards has been considered where applicable.
QTC’s management are of the opinion that the key material differences in QTC’s accounting policies on conversion to AeIFRS are as follows. Users of the financial statements should, however, note that the current differences could change if there are any amendments by standard-setters to the current AeIFRS, or interpretation of the AeIFRS requirements changes.
Income tax
Currently QTC adopts the liability method of tax-effect accounting whereby the income tax expense is based on the accounting profit adjusted for any permanent differences. Timing differences are currently brought to account as either a provision for deferred income tax or future income tax benefit. Under AASB ll2: Income Taxes, QTC will be required to adopt a balance sheet approach under which temporary differences are identified for each asset and liability rather than the effect of the timing and permanent differences between taxable income and accounting profit.
There will be no financial effect due to this change, however additional disclosures will be required under AeIFRS.
44 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
1. Summary of significant accounting policies(continued)
(t) Adoption of Australian equivalents to International Financial Reporting Standards (continued)
Financial instruments
Under AASB 139: Financial Instruments: Recognition and Measurement, financial assets and financial liabilities are required to be classified into various categories which determine the accounting treatment of the respective items. The classification of instruments depends on the purpose for which they were acquired. Financial assets are required to be classified and measured as:
•	Held to maturity, measured at amortised cost

•	Held for trading, measured at fair value with unrealised gains or losses charged to the profit and loss

•	Loans and receivables, measured at amortised cost, and

•	Available for sale instruments, measured at fair value with unrealised gains or losses taken to equity.
Financial liabilities are required to be classified and measured as:
•	Fair Value through profit or loss, and

•	Other liabilities, measured at amortised cost.
QTC’s financial instruments are measured at fair value. QTC has determined that no changes in accounting policy are required to meet the measurement requirements of AelFRS and therefore the financial effect due to this change is nil. However, additional disclosures in relation to QTC’s financial instruments will be required under AelFRS.
Intangible assets
Under QTC’s current accounting policies, research and development costs are expensed as incurred. Under AASB 138, costs incurred on projects which have progressed from the research to the development stage will no longer be permitted to be expensed and will be capitalised as intangible assets when
•	an asset is created that can be identified

•	it is probable that the project will be a success, considering its commercial and technological feasibility, and

•	costs can be measured reliably.
Other development expenditures not meeting these criteria will be expensed as incurred.
Development costs with a finite useful life will be amortised from the commencement of commercial use of the product on a straight line basis over the period of its expected benefit, not exceeding five years.
On transition, the financial effect of this change in accounting policy is assessed as nil.
2004-2005 ANNUAL REPORT 45

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
2. Interest income and interest expense

		Net	Net
		Unrealised	Realised	Total
	Interest	Gain/Loss	Gain/Loss	Interest
	$000	$000	$000	$000

	Interest Income [for the year ended 30 June 2005]
Australia
Money market deposits	51 059	1	—	51 060
Discount securities	267 935	1 125	(202)	268 858
Commonwealth and State securities	155 183	51 845	48 706	255 734
Floating rate notes	93 345	9	426	93 780
Other investments	31 914	10 326	1 908	44 148
Interest rate swaps	1 610)	(5 571)	—	(6 181)
Forward rate agreements	—	11 690	—	11 690
Onlendings*	1 385 925	57 070	—	1 442 995
Collatoralised Debt Obligation	113	—	152	265
Overseas
Floating rate notes	—	—	—	—
Cross currency swaps	—	—	—	—
Credit derivatives	239	92	—	331

	1 985 103	126 587	50 990	2 162 680

Interest expense
Australia
Deposits	262 307	—	—	262 307
Treasury notes	11 105	775	—	11 880
Bonds	764 498	346 102	(7 105)	1 103 495
Floating rate notes	1 780	(12)	—	1 768
Credit foncier loans	87	234	—	321
State debt to the Commonwealth	2 658	(9)	—	2 649
Interest rate swaps	28 604	(60 066)	—	(31 462)
Forward rate agreements	—	192	(3 729)	(3 537)
Futures	—	(57)	31 355	31 298
Overseas
Commercial paper	10 427	(46 288)	—	(35 861)
Bonds	492 146	145 191	32 178	669 515
Medium-term notes	33 387	9 487	(2 280)	40 594
Private placement	(24)	(603)	369	(258)
Cross currency swaps	6 969	(5 199)	—	1 770
Forward exchange contracts	7	32 623	20 834	53 464
Other
Registration and issue costs	2 084	—	—	2 084
Commissions on futures	1 292	—	—	1 292

	1 617 327	422 370	71 622	2 111 319

*	The majority of onlending are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to clients (refer note 1(i)).

In periods of falling interest rates, the market value of the funding pool will increase leading to higher interest income from onlendings. During the year ended 30 June 2005, interest rates fell in comparison to the previous year when rates increased, leading to a substantial increase in interest income for the period.
46 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
2. Interest income and interest expense (continued)

		Net	Net
		Unrealised	Realised	Total
	Interest	Gain/Loss	Gain/Loss	Interest
	$000	$000	$000	$000

	Interest Income [for the year ended 30 June 2005]
Australia
Money market deposits	59 192	(4)	—	59 188
Discount securities	177 813	68	(267)	177 614
Commonwealth and State securities	152 578	(48 811)	(63 420)	40 347
Floating rate notes	70 917	(41)	271	71 147
Other investments	19 905	(2 476)	—	17 429
Interest rate swaps	(1 237)	4 318	—	3 081
Forward rate agreements	—	(1 570)	(739)	(2 309)
Onlendings*	514 254	(142 240)	(277)	371 737
Overseas
Floating rate notes	376	(5)	(1)	370
Cross currency swaps	1 243	10	—	1 253
Credit derivatives	223	152	—	375

	995 264	(190 599)	(64 433)	740 232

Interest expense
Australia
Deposits	239 935	(2)	—	239 933
Treasury notes	32 167	(30)	(85)	32 052
Bonds	674 329	(516 694)	27 432	185 067
Floating rate notes	10 503	14	—	10 517
Credit foncier loans	512	(391)	—	121
State debt to the Commonwealth	5 743	286	—	6 029
Interest rate swaps	(47 097)	58 887	—	11 790
Forward rate agreements	—	(76)	2 815	2 739
Futures	—	357	(10 609)	(10 252)
Overseas
Commercial paper	16 951	(4 615)	—	12 336
Bonds	379 365	(199 121)	(25 696)	154 548
Medium-term notes	35 452	(19 244)	(2 939)	13 269
Private placement	8 951	(7 542)	(563)	846
Cross currency swaps	13 748	(1 967)	—	11 781
Forward exchange contracts	3	(91 325)	125 917	34 595
Other
Registration and issue costs	1 819	—	—	1 819
Commissions on futures	986	—	—	986

	1 373 367	(781 463)	116 272	708 176

*	The majority of onlending are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to clients (refer note 1(i)).

In periods of falling interest rates, the market value of the funding pool will increase leading to higher interest income from onlending. During the year ended 30 June 2005, interest rates fell in comparison to the previous year when rates increased, leading to a substantial increase in interest income for the period.
2004-2005 ANNUAL REPORT 47

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
3. Management fees
Management fees represent income earned from the management of various assets and liabilities. A further amount of $6.972 million (2004: $6.505 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.
4. Administration expenses

	2005	2004
	$000	$000

Salaries and related costs	13 201	13 268
Consultant fees(i)	2 575	2 675
Outsourced services(ii)	1176	1 090
Depreciation on property, plant and equipment	8 346	6 511
Computer and maintenance charges	818	664
Property charges including rental	1 228	1 170
External audit fees	291	282
Internal audit fees	347	393
Staff training and development	229	469
Investor and market relations program	399	374
Other administration expenses	1 411	1 507

	30 021	28 403

(i) Consultants’ fees
Legal costs professional/technical	1 036	1 152
Information technology	556	354
Contractors/secondment	409	524
Finance/accounting	193	217
Human resource management	119	283
Management	—	22
Communications	88	76
Other	174	47

	2 575	2 675

(ii) Outsourced services
Information services	708	641
Registry charges	92	85
Economic services	110	128
Domestic and international clearing charges	178	117
Bank charges	36	64
Other	52	55

	1 176	1 090

48 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
5. Average financial assets’ and liabilities’ balance and related interest
The following tables show the average balance for each of the major categories of interest earning assets and interest bearing liabilities, the amount of interest revenue or expense and the average interest rate. Averages are based on monthly balances which are representative of QTC’s operations during the relevant period. In relation to onlendings, except for fixed rate loans, total interest includes unrealised gains and losses which reflects the amount charged to clients (refer note 1(i) and note 2).

	2005
	Total	Average	Average
	Interest	Balance	Rate
	$000	$000%

Average assets and interest income
Australia
Money market deposits	51 059	986 039	5.18
Discount securities	267 935	4 898 993	5.47
Commonwealth and State securities	155 183	2 667 389	5.82
Floating rate notes	93 345	1 622 132	5.75
Other investments	31 914	459 091	6.95
Interest rate swaps	(610)	#	#
Onlendings	1 385 925	18 109 797	7.65
Collatoralised debt obligation	113	#	#
Overseas
Floating rate notes	—	—	—
Cross currency swaps	—	#	#
Credit derivatives	239	#	#

	1 985 103

Average liabilities and interest expense
Australia
Deposits	262 307	4 868 449	5.39
Treasury notes	11 105	205 498	5.40
Bonds	764 498	13 442 005	5.69
Floating rate notes	1 780	29 329	6.07
Credit foncier loans	87	4 600	1.89
State debt to the Commonwealth	2 658	53 806	4.94
Interest rate swaps	28 604	#	#
Overseas
Commercial paper	10 427	401 209	2.60	(1)
Bonds	492 146	8 833 848	5.57
Medium-term notes	33 387	671 591	4.97	(1)
Private placement	(24)	#	#
Cross currency swaps	6 969	#	#
Forward contracts*	7	#	#
Other
Registration and issue costs	2 084	#	#
Commissions on futures	1 292	#	#

	1 617 327

*	Includes net foreign exchange loss of $0.007 million.

#	Not applicable

(1)	A substantial proportion of these instruments is sourced in foreign currencies, All foreign currency exposure is hedged though the use of cross currency swaps and forward exchange contracts. The net exposure to foreign currencies is detailed in note 20(d). The average interest for these instruments should be read in conjunction with interest on cross currency swaps and forward exchange contracts.
2004 - 2005 ANNUAL REPORT 49

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
5. Average financial assets’ and liabilities’ balance and related interest (continued)

	2004
	Total	Average	Average
	Interest	Balance	Rate
	$000	$000%

Average assets and interest income
Australia
Money market deposits	59 192	1 229 639	4.81
Discount securities	177 813	3 392 194	5.24
Commonwealth and State securities	152 578	2 820 307	5.41
Floating rate notes	70 917	1 298 152	5.46
Other investments	19 905	226 106	8.80
Interest rate swaps	(1 237)	#	#
Onlendings	514 254	18 729 737	2.75
Overseas
Floating rate notes	376	27 829	1.35	(1)
Cross currency swaps	1 243	#	#
Credit derivatives	223	#	#

	995 264

Average liabilities and interest expense
Australia
Deposits	239 935	4 702 102	5.10
Treasury notes	32 167	653 711	4.92
Bonds	674 329	12 926 308	5.22
Floating rate notes	10 503	217 880	4.82
Credit foncier loans	512	5 156	9.94
State debt to the Commonwealth	5 743	129 249	4.44
Interest rate swaps	(47 097)	#	#
Overseas
Commercial paper	16 951	943 576	1.80	(1)
Bonds	379 365	6 898 515	5.50
Medium-term notes	35 452	758 799	4.67	(1)
Private placement	8 951	211 259	4.24	(1)
Cross currency swaps	13 748	#	#
Forward contracts*	3	#	#
Other
Registration and issue costs	1 819	#	#
Commissions on futures	986	#	#

	1 373 367

*	Includes net foreign exchange loss of $0.003 million.

#	Not applicable

(1)	A substantial proportion of these instruments is sourced in foreign currencies, All foreign currency exposure is hedged though the use of cross currency swaps and forward exchange contracts. The net exposure to foreign currencies is detailed in note 20(d). The average interest for these instruments should be read in conjunction with interest on cross currency swaps and forward exchange contracts.
50 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
6. Payment in Lieu of Income Tax

		2005	2004
		$000	$000

(a)	The prima facie tax on operating surplus from ordinary activities is reconciled to the payment in lieu of income tax in the accounts as follows:
	Operating surplus from ordinary activities before payment in lieu of income tax	57 735	35 830
	Operating (surplus)/deficit from ordinary activities not subject to income tax (refer note 1(m))	(19 018)	5 985

	Operating surplus from ordinary activities subject to income tax	38 717	41 815

	Prima facie amount payable on operating surplus from ordinary activities subject to income tax at 30%	11 615	12 544
	Tax effect of non-allowable items	32	9

	Payment in lieu of income tax	11 647	12 553

(b)	Payment in lieu of income tax comprises amounts set aside as:
	Income tax attributable to current year	11 577	10 927
Income tax attributable to future years:
	- Provision for deferred income tax	(72)	(336)
	- Future income tax benefit	142	1 962

	Payment in lieu of income tax	11 647	12 553

(c)	Provision for income tax movement
	Balance at 1 July	10 927	14 460
	Payment in lieu of income tax attributable to current year	11 577	10 927
	Payment in lieu of income tax to Queensland Treasury	(10 927)	(14 460)

	Balance at 30 June	11 577	10 927

(d)	Tax assets
	Future income tax benefit	1 238	1 381

(e)	Tax liabilities
	Provision for deferred income tax	320	392
	Provision for income tax	11 577	10 927

		11 897	11 319

7. Cash assets
Cash Assets includes only those funds held at bank and does not include money market deposits.
2004-2005 ANNUAL REPORT 51

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
8. Other financial assets

	2005	2004
	$000	$000

Australia
Money market deposits	458 927	1 376 788
Discount securities	6 188 411	2 591 702
Commonwealth and State securities*	1 616 313	3 075 319
Floating rate notes	1 951 922	1 643 652
Other investments	1 063 070	321 121
Interest rate swaps	(8 230)	(1 614)
Forward rate agreements	10 731	(207)

Overseas
Credit derivatives	254	165

	11 281 398	9 006 926

The total includes investments made to manage:
•	deposits of $5 220.644 million (2004: $4 692.442 million)
•	surpluses and reserves of $277.931 million (2004: $231.843 million), and
•	cross border lease deferred income of $144.770 million (2004: $153.533 million).
The remaining investments are used to facilitate yield curve management or result from QTC borrowing in advance of requirements.
*QTC maintains holdings of its own stocks. These holdings have been excluded from both Other Financial Assets and Interest Bearing Liabilities (refer note 16).

9. Receivables

	2005	2004
	$000	$000

Cross border lease deferred benefit	—	34 206
Accrued interest and investment income	—	431
GST receivable	—	250
Operating leases	1 467	1 486
Sundry debtors	767	900

	2 234	37 273

52 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
10. Onlendings

		2005	2004
	Note	$000	$000

Government departments and agencies		2 769 630	2 712 055
Government owned corporations		11 226 845	10 172 148
Local government		2 781 219	2 699 239
Tollway companies		982 521	960 994
QTC related entities(1)		413 832	490 731
Statutory bodies		705 015	645 170
Cooperative housing society loans		15 016	22 186
Provisions for impaired loans	11&12	(136)	(85)
Other bodies		11 679	12 299

		18 905 621	17 714 737

(1) Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal terminal (refer note 14 and note 27). The onleading is offset by a deposit of $414 million (2004:$456 million) held by QTC on behalf of the lessee of the terminal (refer note 14).
11. Provisions for impaired loans

	2005	2004
Specific provisions	$000	$000

Opening balance	85	1 616
Charge against profit	51	(670)
Bad debts written off	—	(861)

Closing balance	136	85

12. Asset quality
Impaired assets consist of non accrual loans and restructured loans in respect of cooperative housing societies. Non accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk.
Past due loans are loans where principal and or interest are at least 90 days in arrears but full recovery of principal and interest is expected.
The following table provides an analysis of QTC’s impaired assets and related disclosures mentioned above. There were no restructured loans at 30 June 2005.

	2005	2004
Non accrual loans	$000	$000

With specific provisions	674	1 862
Less specific provisions for impaired loans	136	85

Net non accrual loans	538	1 777

Past due loans	1 227	2 473

2004 — 2005 ANNUAL REPORT 53

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
13. Property, plant and equipment

	2005	2004
	$000	$000

Gross property, plant and equipment	56 025	60 778
Less accumulated depreciation	16 759	12 290

Net property, plant and equipment	39 266	48 488

Represented by
Information technology equipment	12 558	15 215
Less accumulated depreciation	8 094	8 330

	4 464	6 885

Furniture, fittings and office equipment	29 714	31 141
Less accumulated depreciation	7 151	3 427

	22 563	27 714

Plant and machinery	13 753	14 421
Less accumulated depreciation	1 514	532

	12 239	13 889

Net property, plant and equipment	39 266	48 488

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

	Information	Furniture,
	Technology	Fittings and		Plant and
	Equipment	Office equipment	Property	Machinery	Total
description	$ 000	$ 000	$ 000	$ 000	$ 000

Carrying amount at 1/7/2004	6 885	27 714	—	13 889	48 488
Acquisitions	758	147	87 507	—	88 412
Disposals	(244)	(1 193)	(87 507)	(344)	(89 288)
Depreciation	(2 935)	(4 105)	—	(1 306)	(8 346)

Carrying amount at 30/6/2005	4 464	22 563	—	12 239	39 266

54 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
14. Deposits

	2005	2004
	$000	$000

Fund management
Government departments and agencies	2 362 397	1 632 048
Government owned corporations	569 326	876 721
Local government	1 209 733	1 066 443
Statutory bodies	450 646	379 805
QTC related entities	10 874	8 617
Other depositors (1)	471 378	512 646

	5 074 354	4 476 280

Stock lending	109 250	216 162
Repurchase agreements	37 040	—

	5 220 644	4 692 442

(1)	Includes a security deposit of $414 million (2004: $456 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.
15. Payables

	2005	2004
	$000	$000

Cross border lease deferred income	144 770	153 533
GST payable (1)	9 256	—
Whole-of-Government debt pool net position	41 790	12 515
Administration expenses	2 383	2 265
Other creditors	344	473

	198 543	168 786

(1)	Includes the GST liability of Sucette Pty Limited in relation to the sale of the 61 Mary Street site.
2004-2005 ANNUAL REPORT 55

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
16. Interest bearing liabilities

	2005	2004
	$000	$000

Australia
Treasury notes	612 803	29 685
Bonds	13 876 402	12 084 409
Floating rate notes	—	100 958
Credit foncier loans	5 319	5 731
State debt to the Commonwealth	—	67 942
Interest rate swaps	(62 629)	18,728
Forward rate agreements	80	(113)

	14 431 975	12 307 340

Overseas
Commercial paper (a)	141 603	511 943
Bonds(b)	9 342 787	8 039 105
Medium-term notes (c)	603 138	738 834
Private placement	—	139 599
Cross currency swaps	(736)	(1 391)
Forward exchange contracts	(652)	(33 275)

	10 086 140	9 394 815

	24 518 115	21 702 155

(a)	Includes $10.885 million (2004; $25.587 million) of commercial paper borrowed in the Euro Australian dollar commercial paper markets.

(b)	Consists of $9 342.787 million (2004: $8 039.105 million) of global bonds which are borrowed in the United States domestic and Euro bond markets in Australian dollars.

(c)	Includes $585.022 million (2004; $715.689 million) borrowed in the Euro medium-term note markets in Australian dollars.
The offshore sourced debt results in net exposure to the following currencies after accounting for derivatives. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 20(d).

	2005	2004
	$000	$000

Australian dollars	10 086 140	9 394 815

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988 and in respect of borrowings undertaken under the name of the Queensland Government Development Authority under the Statutory Bodies Financial Arrangements Act 1982. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.
56 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
17. Provisions

	2005	2004
	$000	$000

Employee benefits	2 683	2 758
Other	271	118

	2 954	2 876

18. Reserves

	2005	2004
	$000	$000

General reserve
Opening balance	39 082	39 082

Closing balance	39 082	39 082

Credit risk reserve*
Opening balance	8 857	5 833
Transfer from (to) retained surplus	7 967	3 024

Closing balance	16 824	8 857

Basis Risk Reserve
Opening balance	15 000	6 500
Transfer from (to) retained surplus	(2 000)	8 500

Closing balance	13 000	15 000

Total reserves	68 906	62 939

Movements during the year
Credit risk reserve	7 967	3 024
Basis risk reserve	(2 000)	8 500

	5 967	11 524

*	QTC’s Cash Fund and Working Capital Fund are capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund and Working Capital Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of either fund.
The increase in the Reserve is due to an adjustment to recognise the capital guarantee for the period prior to when the Reserve was first created in 1994 in addition to an adjustment for accumulated interest for the period.
2004-2005 ANNUAL REPORT 57

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
19. Notes to the Statement of Cash Flows
(a) Reconciliation of operating surplus after payment in lieu of income tax to net cash inflow from operating activities

	2005	2004
	$000	$000

Operating surplus from ordinary activities after payment in lieu of income tax for year	46 088	23 277

Non-cash flows in operating surplus
Interest bearing liabilities net unrealised (gain) loss	427 736	(777 435)
Interest bearing liabilities net unrealised exchange (gain) loss	46 577	8 752
Onlendings net unrealised (gain) loss	(58 013)	142 240
Other financial assets net unrealised (gain) loss	(68 781)	49 146
Other financial assets net unrealised exchange (gain) loss	(5)	280
Deposits net unrealised (gain) loss	—	(2)
Depreciation of property, plant and equipment	8 346	6 511
Net gain on sale of property, plant and equipment	(2 701)	(147)
Realised loan losses cooperative housing societies	721	558
Doubtful debts expense cooperative housing societies	51	(670)

Changes in assets and liabilities
Interest bearing liabilities net accrued interest	30 102	47 463
Interest bearing liabilities net discount/premium	(5 245)	(57 133)
Onlendings net accrued interest	1 575	670
Other financial assets net accrued interest	62 357	(11 259)
Other financial assets net discount/premium	65 978	56 422
Deposits net accrued interest	(66)	857
Decrease (increase) in receivables	35 496	(1 143)
Decrease (increase) in prepayments	186	(75)
Increase (decrease) in payables	29 562	(23 951)
Increase (decrease) in provisions	77	214
Increase (decrease) in income tax equivalent payable	651	(3 533)
Increase (decrease) in provision for deferred income tax	(72)	(336)
Increase (decrease) in other liabilities	(7)	(57)
Decrease (increase) in future income tax benefit equivalent	142	1 963

Net cash inflow (outflow) from operating activities	620 755	(537 388)

(b) Cash Flows presented on a net basis
Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:
•	loan advances to and redemptions from borrowing authorities

•	receipt and withdrawal of client deposits, and

•	money market and other deposits.
58 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
20. Financial instruments and risk management
(a) Derivative financial instruments
Derivatives namely swaps, forward rate agreements, futures and forward exchange contracts are used in the normal course of business for portfolio management purposes. They may be used to hedge exposure to fluctuations in interest rates or exchange rates, and to deliver either long term floating rate exposure or long term fixed rate exposure.
(b) Interest rate risk
QTC is a portfolio manager and manages each portfolio based on a duration benchmark. To minimise the risk of non parallel yield curve movements, QTC allocates portfolio cash flows to a series of time periods and calculates the duration for each of these time periods against the benchmark duration for each of these periods.
QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.
In most instances, interest rate swaps are utilised to change the interest rate profiles of medium to long term fixed rate borrowings to floating rate borrowings at rates that are lower than those available to QTC if short term borrowings were utilised. It also ensures a medium to long term source of floating rate funding. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. Under interest rate swaps, QTC agrees with other parties to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.
Forward rate agreements are used by QTC to lock-in a guaranteed return on known cash flows as and when they fall due or to manage the duration of a particular pool or fund.
Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have little credit risk as organised exchanges are the counterparties.
QTC’s exposure as at 30 June 2005 to interest rate risk and the effective interest rates of financial assets and financial liabilities are shown in the following table. All assets and liabilities are shown by the earlier of maturity or contractual repricing dates and at face value except for derivatives which are shown at notional amount and debt pool onlendings which are based on cash flows relating to the repayment of market value onlendings outstanding. Notional principal amounts of derivatives represent the contract or face value of these derivatives. The notional amounts do not represent amounts exchanged by parties. The amounts to be exchanged are calculated with reference to the notional principal and other terms of the derivatives including interest rates, exchange rate and securities’ prices.
The weighted average effective interest rate is the rate effective as at 30 June 2005.
2004-2005 ANNUAL REPORT 59

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
20. Financial instruments and risk management (continued)
(b) Interest rate risk (continued)

As at 30 June 2004
Contractual repricing/maturing date
	0 to 3	3 to 6	6 to 12	1 to 5	Over	Non interest		Weighted
	months	months	months	years	5 years	bearing	Total	average rate
Financial Instruments	$000	$000	$000	$000	$000	$000	$000%
Financial assets
Australia
Cash assets	56	—	—	—	—	—	56	5.39
Money market deposits	454137	—	—	—	—	—	454 137	5.61
Discount securities	5 559 817	222 000	403 000	66 000	—	—	6 250 817	5.68
Commonwealth and State securities	—	—	—	404 229	1 110 505	—	1 514 734	5.36
Floating rate notes	1 940 118	—	—	—	—	—	1 940 118	5.92
Other investments	35 646	—	15 000	996 000	—	—	1 046 646	5.51
Receivables	—	—	—	—	—	2 234	2 234	#
Onlendings	56 244	211 894	498 831	6 383 072	11 755 580	—	18 905 621	5.61
Overseas
Floating rate notes	—	—	—	—	—	—	—

Total financial assets	8 046 018	433 894	916 831	7 849 301	12 866 085	2 234	30 114 363

Financial liabilities
Australia
Deposits	(5 219 749)	—	—	—	—	—	(5 219 749)	5.64
Payables	—	—	—	—	—	(53 773)	(53 773)	#
Tax liabilities	—	—	—	—	—	(11 577)	(11 577)	#
Floating rate notes	—	—	—	—	—	—	—	—
Treasury notes	(15 000)	(210 000)	(410 000)	—	—	—	(635 000)	5.49
Bonds	(184 133)	(106 963)	(112 448)	(6 815 782)	(6 054 617)	—	(13 273 943)	5.34
Credit foncier bans	(6)	—	(23)	(505)	(3 684)	—	(4 218)	5.35
State debt to the Commonwealth	—	—	—	—	—	—	—	—
Overseas
Commercial paper	(141 894)	—	—	—	—	—	(141 894)	3.57	*
Bonds	—	—	—	(4 529 391)	(4 316 457)	—	(8 845 848)	5.33
Medium-term notes	—	(66 204)	—	(476 519)	(45 000)	—	(587 723)	5.61	*
Private placement	—	—	—	—	—	—	—	—

Total financial liabilities	(5 560 782)	(383 167)	(522 471)	(11 822 197)	(10 419 758)	(65 350)	(28 773 725)

Derivatives
Futures	(708 100)	(173 000)	935 000	(145 700)	91 800	—	—	#
Interest rate swaps	(7 079 854)	(154 000)	35 000	5 795 000	1 466 925	—	63 071	#
Forward rate agreements	—	—	—	—	—	—	—	#
Forward exchange contracts	393	15	30	166	3	—	608	#
Cross currency swaps	(17 224)	18 104	—	—	—	—	880	#

Total derivatives	(7 804 785)	(308 881)	970 030	5 649 466	1 558 728	—	64 559

Net mismatch	(5 319 549)	(258 154)	1 364 390	1 676 570	4 005 056	(63 116)	1 405 197

Cumulative mismatch	(5 319 549)	(5 577 703)	(4 213 313)	(2 536 743)	1 468 313	1 405 197

#	no rate applicable

*	The Weighted average rate for foreign currency denominated securities is the closing 30 June foreign currency interest rate for the particular security. All foreign currency borrowings and investments are hedged to Australian dollars through the use of forward exchange contracts and cross currency swaps resulting in a rate close to that achieved for similar instruments denominated in Australian dollars.
60 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
20. Financial instruments and risk management (continued)
(b) Interest rate risk (continued)

As at 30 June 2004
Contractual repricing/maturing date
	0 to 3		3 to 6	6 to 12	1 to 5	Over	Non interest		Weighted
	months		months	months	years	5 years	bearing	Total	average rate
Financial Instruments	$000		$000	$000	$000	$000	$000	$000%
Financial assets
Australia
Cash assets	168		—	—	—	—	—	168	5.39
Money market deposits	1 371 610		—	—	—	—	—	1 371 610	5.36
Discount securities	2 582 728		20 000	—	—	—	—	2 602 728	5.48
Commonwealth and State securities	—		—	—	150 979	2 795 634	—	2 946 613	6.00
Floating rate notes	1 633 950		—	—	—	—	—	1 633 950	5.77
Other investments	22 531		—	20 000	250 000	25 000	—	317 531	5.91
Receivables	—		—	—	—	—	36 843	36 843	#
Onlendings	(532 860	)(1)	238 665	3 741 059	2 535 610	11 732 262	—	17 714 736	6.15

Overseas
Floating rate notes	—		—	—	—	—	—	—

Total financial assets	5 078 127		258 665	3 761 059	2 936 589	14 552 896	36 843	26 624 179

Financial liabilities
Australia
Deposits	(4 691 480)		—	—	—	—	—	(4 691 480)	5.39
Payables	—		—	—	—	—	(15 253)	(15 253)	#
Tax liabilities	—		—	—	—	—	(10 927)	(10 927)	#
Floating rate notes	(100 000)		—	—	—	—	—	(100 000)	5.40
Treasury notes	(30 000)		—	—	—	—	—	(30 000)	5.33
Bonds	(37 451)		(27 365)	(2 430 060)	(3 326 284)	(5 982 804)	—	(11 803 964)	5.80
Credit foncier loans	—		(37)	(8)	(324)	(4 302)	—	(4 671)	5.93
State debt to the Commonwealth	(67 650)		—	—	—	—	—	(67 650)	5.29

Overseas
Commercial paper	(513 461)		—	—	—	—	—	(513 461)	2.29	*
Bonds	—		—	(2 000 620)	(1 807 977)	(3 957 704)	—	(7 766 301)	5.76
Medium-term notes	—		—	(20 000)	(624 487)	(102 000)	—	(746 487)	5.88	*
Private placement	(133 514)		—	—	—	—	—	(133 514)	0.04	*

Total financial liabilities	(5 573 556)		(27 402)	(4 450 688)	(5 759 072)	(10 046 810)	(26 180)	(25 883 708)

Derivatives
Futures	(743 500)		(598 000)	1 200 000	—	141 500	—	—	#
Interest rate swaps	(4 638 593)		285 135	2 067 000	2 726 500	(366 329)	—	73 713	#
Forward rate agreements	350 000		(350 000)	—	—	—	—	—	#
Forward exchange contracts	29 480		8	3 323	112	—	—	32 923	#
Cross currency swaps	(27 504)		—	—	23 477	—	—	(4 027)	#

Total derivatives	(5 030 117)		(662 857)	3 270 323	2 750 089	(224 829)	—	102 609

Net mismatch	(5 525 546)		(431 594)	2 580 694	(72 394)	4 281 257	10 663	843 080

Cumulative mismatch	(5 525 546)		(5 947 140)	(3 376 446)	(3 448 840)	832 417	843 080

#	no rate applicable

*	The weighted average rate for foreign currency denominated securities is the closing 30 June foreign currency interest rate for the particular security. All foreign currency borrowings and investments are hedged to Australian dollars through the use of forward exchange contracts and cross currency swaps resulting in a rate close to that achieved for similar instruments denominated in Australian dollars.

(1)	The balance of client offset deposits held exceeds the debt outstanding in the 0-3 months maturity group.
2004-2005 ANNUAL REPORT 61

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
20. Financial instruments and risk management (continued)
(c) Credit exposure
Credit exposure is QTC’s estimate of its potential loss at balance date in relation to derivative contracts and investments in the event of non-performance by all counterparties. The credit exposure for derivative contracts is calculated utilising the value at risk methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The credit exposure for investments is the market value at balance date provided in note 8. Credit risk exposures related to derivative financial instruments are listed below.

	2005	2004
Credit Exposure	$000	$000
Interest rate swaps	592 471	501 573
Forward rate agreements	2 575	3 534
Forward exchange contracts	23 917	126 627
Cross currency swaps	3 219	24 360
Credit derivatives	9 939	81 607
While there is a significant concentration of credit risk with the finance and investment industry, QTC limits exposures to individual counterparties based on the counterparty’s rating and size. Counterparties for onlendings with the exception of Suncorp-Metway Ltd, cooperative housing societies and primary producer cooperatives are principally Queensland Government sector entities for which either an explicit government guarantee exists or there is implicit government support. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Ltd loans.
QTC maintains a ratings based approach in determining maximum credit exposures to counterparties. The size of the balance sheet of the counterparty and the size of its fund raising programs are also taken into account when determining limits. Counterparty exposure by rating for all derivatives and investments is listed below.

	Credit Exposure
	2005	2004
Rating	%	%
AAA	47	57
AA+	8	4
AA	3	4
AA-	32	21
A+	6	9
A	3	4
A-	1	1
62 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
20. Financial instruments and risk management(continued)
(d) Foreign exchange risk management
QTC enters into both forward exchange contracts and cross currency swaps to manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates. QTC borrows offshore to gain access to additional sources of low cost funding and to diversify its exposure to investors.
The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

			Offshore		Cross Currency		Forward Exchange
	Borrowings		Investments		Swaps		Contracts		Net Exposure
	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004
	$000	$000	$000	$000	$000	$000	$000	$000	$000	$000
USD	(130 924)	(254 047)	1 837	—	—	—	129 087	254 047	—	—
YEN	—	(133 514)	—	—	—	133 514	—	—	—	—
GBP	—	(65 397)	—	—	—	—	—	65 397	—	—
EUR	—	(168 218)	—	—	—	—	—	168 218	—	—
NZD	(18 104)	(23 477)	—	—	18 104	23 477	—	—	—	—
AUD	(9 426 437)	(8 515 111)	—	—	(17 224)	(161 018)	(128 479)	(456 949)	(9 572 141)	(9 133 078)
(e) Liquidity risk
Liquidity risk arises from the possibility that QTC may be unable to settle a transaction on the due date. QTC has an extensive range of funding facilities in place to prevent this situation from occurring (refer note 29).
(f) Risk management policies
All portfolio management activities are conducted within Board approved policy. Robust systems are in place for the management of risk. Compliance is monitored closely. The financial risk management process, including credit reviews of counterparties and total credit exposure, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising management representatives) and the Risk Management Committee. The Risk Management Committee was established during 2002 and comprises the entire Board. Members of QTC’s Risk Management Team are invited to attend committee meetings as required.
2004-2005 ANNUAL REPORT 63

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
21. Maturity analysis of monetary assets and liabilities
With the exception of debt pool onlendings and deposits, the maturity analysis below has been calculated based on cash flows relating to the repayment of the principal (face value) amount outstanding at balance date and contractual terms. Debt pool onlendings are based on cash flows relating to the payment of market value. Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

Maturity period at 30 June 2005
		0 to 3	3 to 12	1 to 5	Over 5	Not
	At call	months	months	Years	years	specified	Total
	$000	$000	$000	$000	$000	$000	$000
Assets
Other financial assets	485 202	5 574 399	700 000	2 753 137	1 693 715	—	11 206 453
Onlendings	—	56 244	710 725	6 383 072	11 755 580	—	18 905 621

Total monetary assets	485 202	5 630 643	1 410 725	9 136 209	13 449 295	—	30 112 074

Liabilities
Deposits	5 111 082	108 667	—	—	—	—	5 219 749
Interest bearing liabilities	—	341 034	905 638	11 822 197	10 419 757	—	23 488 626

Total monetary liabilities	5 111 082	449 701	905 638	11 822 197	10 419 757	—	28 708 375

Maturity period at 30 June 2004
		0 to 3		3 to 12	1 to 5	Over 5	Not
	At call	months		months	years	Years	specified	Total
	$000	$000		$000	$000	$000	$000	$000
Assets
Other financial assets	1 390 065	2 676 803		111 500	1 429 955	3 264 109	—	8 872 432
Onlendings	—	(532 860	)(1)	3 979 724	2 535 610	11 732 262	—	17 714 736

Total monetary assets	1 390 065	2 143 943		4 091 224	3 965 565	14 996 371	—	26 587 168

Liabilities
Deposits	4 476 279	215 201		—	—	—	—	4 691 480
Interest bearing liabilities	—	714 426		4 645 741	5 759 072	10 046 811	—	21 166 050

Total monetary liabilities	4 476 279	929 627		4 645 741	5 759 072	10 046 811	—	25 857 530

(1)	The balance of client offset deposits held exceeds the debt outstanding in the 0-3 months maturity group.
64 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
22.	Concentrations of borrowings and deposits
There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 29. Managed fund depositors are Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. Deposits for Stock Lending and Repurchase Agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.
23.	Contingent liabilities
The following contingent liabilities existed at balance date:
•	A total of $597 million (2004: $1 243 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote (refer note 25).
•	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.
•	To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.
•	QTC has provided guarantees relating to the trading activities of Ergon Energy, Energex and Enertrade, Queensland Government owned corporations, and their subsidiaries, in the National Electricity Market to the value of (276.9 million (2004: $320.7 million) which are supported by counter indemnities from these Queensland Government owned corporations.
•	QTC has provided guarantees to the value of $72.6 million (2004 : $66.5 million) to support the commercial activities of various Queensland public sector government entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.
•	To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.
24.	Commitments
Operating lease commitments

	2005	2004
	$000	$ 000

Payable
Not longer than 1 year	1 034	992
Longer than 1 year but not longer than 5 years	3 499	3 209
Longer than 5 years	2 129	2 738

	6 662	6 939

2004-2005 ANNUAL REPORT 65

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
25.	Stock lending
In support of an active trading and pricing market for QTC stock, QTC lends stock to various financial institutions. QTC’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements: credit limits; cash securities; or the lodgement of collateral securities.
Stock lent which forms part of QTC’s exposure to a financial institution is reported as a contingent liability (refer note 23). In situations where the financial institution does not have an approved exposure or the limit of the exposure has been reached, the financial institution must either pledge stock which has a market value 10% greater than QTC stock, or deposit cash equivalent to the market value of QTC stock lent.
At 30 June 2005, there was no stock lent (2004: nil) in return for pledged stock whilst $102 million (2004: $211 million) of QTC stock was lent with cash held as security. Cash held was $109.250 million (2004: $216.162 million).
26.	Investments in controlled entities

		Equity Holding
Name of Entity	Class of Shares	2005	2004

Sunshine Locos Pty Limited	ordinary	100%	100%
Sucette Pty Limited	ordinary	100%	0%
Sunshine Locos Pty Limited company has issued capital of 2 ordinary shares of $1 each with two fully paid shares on issue. During the year, Sunshine Locos Pty Limited exercised a purchase option on behalf of QR for the purchase of rolling stock. The exercise of this option had no material impact on the accounts of Sunshine Locos Pty Limited.
On 31 May 2005, QTC purchased shares in Sucette Pty Limited (Sucette) for consideration of $2 for the purpose of unwinding the existing financing arrangements in relation to the Queensland Mines and Energy Centre situated at 61 Mary Street. Sucette, a company wholly owned by Macquarie Bank Limited (MBL), was at the time of the purchase of the shares, the owner of the 61 Mary Street site.
To effect the purchase of the site, QTC purchased call options held over the shares in Sucette and the site by Electricity Supply Industry Superannuation (Qld) Limited (ESI Super) costing $748 285 and provided loan funding to Sucette for $87 506 744 to enable it to extinguish the debt owing to a subsidiary of MBL. On 29 June 2005, the building was sold by Sucette to the Department of Public Works for $90 960 629 (CST exclusive).
The effect of the Sucette transactions on QTC’s financial performance for the year and the financial position as at 30 June 2005 have been consolidated as shown below:

2005
Statement of Financial Performance	$

Revenue from ordinary activities
Gain on sale of property, plant and equipment	2 455 271

Expenses from ordinary activities
Interest Expense	386 069

Operating surplus from ordinary activities before payment in lieu of income tax	2 069 202

Statement of Financial Position

Liabilities

Payables (GST Liability)	9 071 030

Equity

Retained surplus	2 069 202

The total consolidated gain on sale of property, plant and equipment of $2.702 million in the Statement of Financial Performance includes the Sucette gain on sale of $2.455 million as detailed above.
66 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
27.	Investments in companies
Investments in the following companies are held at cost:

		Beneficial	Voting	Beneficial	Voting
		Interest	Rights	Interest	Rights
		2005	2005	2004	2004
Name	Principal Activities	%	%	%	%

Queensland Treasury Holdings Pty Ltd	Holding Company for a number of subsidiaries and investments	40	24	40	24

Nickel Resources North Queensland Pty Limited *#	Management of investments	0	0	40	24

DBCT Holdings Pty Ltd *	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation*	Owns and operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.

#	NRNQ was deregistered on 20 December 2004.
28. Segment Information
QTC operates predominantly in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.
QTC operates in Queensland, Australia.
29. Funding Facilities

		Face Value On Issue	Face Value On Issue
		30 June 2005	30 June 2004
Facility	Limit	$M	$M

Domestic Treasury Note	unlimited	A$635	A$130
Domestic A$ Bond	unlimited	A$13 328	A$12 720
Global A$ Bond	A$15 000M	A$8 846	A$7 766
Multicurrency US Commercial Paper	US$1 500M	US$50	—
Multicurrency Euro Commercial Paper	US$3 000M	US$59	US$310
Multicurrency Euro Medium-Term Note	US$ 3000M	US$360	US$506
Multicurrency US Medium-Term Note	US$500M	—	—
2004-2005 ANNUAL REPORT 67

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
30.	Remuneration of officers
(a)	Remuneration of Board and committee members
Details of the nature and amount of each major element of the remuneration of the Board Members are:

	Salary & Fees		Other Benefits		Total
	2005	2004	2005	2004	2005	2004

Sir Leo Hielscher	85 302	69 002	8 064	8,094	93 366	77 096
Gerard Bradley*	34 900	46 200	—	—	34 900	46 200
Marian Micalizzi	34 881	30 085	—	—	34 881	30 085
Shauna Tomkins	33 573	25 071	—	—	33 573	25 071
Bill Shields	30 800	—	—	—	30 800	—
Gillian Brown	29 104	—	—	—	29 104	—
David Coe	29 104	—	—	—	29 104	—
Bernie Fraser (retired 30 June 2004)	—	28 886	—	—	—	28 886
Dr William Norton (retired 30 June 2004)	—	25 071	—	—	—	25 071
Elizabeth Nosworthy (resigned 3 October 2003)	—	10 028	—	—	—	10 028
Other benefits include reimbursement of telephone expenses and the provision of a car park. The Chairman also has access to an office and secretarial support.

*	Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.
(b)	Remuneration of executive officers
Executive Officers are those officers who are members of the Organisation Management Team involved in the strategic direction, general management or control of the business at an organisational level.
Details of the nature and amount of each major element of the remuneration of the Executive Officers are:

	Salary & Fees		Other Benefits		Total
	2005	2004	2005	2004	2005	2004

Chief Executive	445 534	431 270	9 010	8 229	454 544	439 499
Team Leader, Financial Markets	298 604	288 203	5 767	4 202	304 371	292 405
General Manager	228 223	223 496	6 832	6 459	235 055	229 955
General Manager	227 521	223 496	7 338	6 817	234 859	230 313
General Manager	186 767	180 952	7 565	6 220	194 332	187 172
Executive officers’ Salary and Fees include salary, superannuation and salary sacrificed benefits but exclude any at-risk performance payments for which they may be eligible and changes in annual leave entitlements. Other benefits include reimbursement of telephone expenses and motor vehicle costs.
(c)	Aggregate at-risk performance incentive remuneration

	Year of Assessment
	2005	2004

Aggregate at-risk performance incentive remuneration	$1 425 132	$1 125 006

Aggregate remuneration (including at-risk performance incentive remuneration) paid to employees to whom a performance payment was paid	$11 790 269	$11 006 455

Number of employees to whom a performance payment was paid	118	104
68 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements
for the year ended 30 June 2005 (continued)
31.	Other director and executive disclosures
Transactions
Directors and executives held directorships with the following entities with which QTC conducted commercial transactions during the year. These transactions included the provision of investment, advisory, banking and company secretarial services and were in the normal course of business and on commercial terms and conditions.
•	Queensland Treasury of which Gerard Bradley is Under Treasurer

•	Q Super of which Gerard Bradley is Chairman of the Board of Trustees

•	Queensland Investment Corporation of which Marian Micalizzi is a Director

•	Enertrade of which Marian Micalizzi is a Director

•	Allco Finance Group Limited of which David Coe is Chairman and Managing Director

•	Minter Ellison of which Gillian Brown is a Partner

•	DBCT Holdings of which Gillian Brown is a Director

•	Queensland Nickel Resources North Queensland Pty Ltd and Queensland Treasury Holdings Pty Ltd entities in which QTC has an investment interest, of which Gerard Bradley, Stephen Rochester, QTC’s Chief Executive, and Neil Castles, General Manager — Credit Risk, are Directors

•	Sucette Pty Ltd, a controlled entity of QTC, of which Stephen Rochester, Neil Castles and Graeme Garrett, General Manager — Corporate Services are Directors

•	Sunshine Locos Pty Ltd, a controlled entity of QTC, of which Stephen Rochester is a Director

•	SGH Ltd of which Gerard Bradley, Stephen Rochester and Neil Castles are Directors

•	Islander Board of Industry and Service of which Neil Castles is a Director
2004-2005 ANNUAL REPORT 69

Certificate of the
Queensland Treasury Corporation
The foregoing annual financial statements have been prepared pursuant to the provisions of the Financial Administration and Audit Act 1977 and other prescribed requirements.
We certify that in our opinion:
(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view, in accordance with prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the period 1 July 2004 to 30 June 2005 and of the financial position as at the close of that year.

G P Garrett	S R ROCHESTER	G P BRADLEY
General Manager	Chief Executive	Queensland Treasury Corporation
Corporate Services

Brisbane
16 August 2005
70 QUEENSLAND TREASURY CORPORATION

Independent Audit Report
to Queensland Treasury Corporation
Matters Relating to the Electronic Presentation of the Audited Financial Report
The audit report relates to the financial report of Queensland Treasury Corporation for the financial year ended 30 June 2005 included on Queensland Treasury Corporation’s web site. The corporation sole is responsible for the integrity of Queensland Treasury Corporation’s web site. We have not been engaged to report on the integrity of Queensland Treasury Corporation’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Queensland Treasury Corporation, to confirm the information included in the audited financial report presented on this web site. These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.
Scope
The financial report
The financial report of Queensland Treasury Corporation consist of the statement of financial performance, statement of financial position, statement of cash flows, notes to and forming part of the financial statements and certificates given by the Under Treasurer-Queensland Treasury as the corpotation sole, Chief Executive and General Manager Corporate Services for the year ended 30 June 2005.
The corporation sole’s responsibility
The corporation sole is responsible for the preparation and true and fair presentation of the financial report, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.
Audit approach
As required by law, an independent audit was conducted in accordance with QAO Auditing Standards to enable me to provide an independent opinion whether in all material respects the financial report is presented fairly, in accordance with the prescribed requirements, including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.
Audit procedures included -
•	examining information on a test/sample basis to provide evidence supporting the amounts and disclosures in the financial report,

•	assessing the appropriateness of the accounting policies and disclosures used and the reasonableness of significant accounting estimates made by the Corporation,

•	obtaining written confirmation regarding the material representations made in conjunction with the audit, and

•	reviewing the overall presentation of information in the financial report.
Independence
The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.
The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.
The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.
The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.
Audit Opinion
In accordance with section 46G of the Financial Administration and Audit Act 1977 -
(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -
(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the statements have been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2004 to 30 June 2005 and of the financial position as at the end of that year.

G G POOLE, FCPA
Auditor-General of Queensland	Queensland Audit Office
Brisbane
23 August 2005
2004-2005 ANNUAL REPORT 71

Appendix A : QTC loans to customers

	Total Debt Outstanding	Total Debt Outstanding
	(Market Value)	(Market Value)	Average	Average
	June 30 2004	June 30 2005	Expected Term (Yrs)*	Expected Term (Yrs)*
Onlendings	A$ ’000	A$ ’000	June 30 2004	June 30 2005

Bodies within the public accounts
Arts Queensland	10,318	10,414	6.31	5.29
CITEC	2,234	5,924	1.21	2.28
Corptech	1,697	987	2.45	1.58
Department of Aboriginal &Torres Strait Islander Policy	199	136	2.96	1.96
Department of Education and the Arts	125,386	110,966	7.28	6.42
Department of Emergency Services	6,785	5,779	5.58	4.69
Department of Employment and Training	7,845	5,603	3.29	2.32
Department of justice and Attorney General	78,616	124,068	N/A	N/A
Department of Main Roads	948,015	938,281	11.31	10.35
Department of Primary Industries — Forestry	85,279	82,238	N/A	N/A
Department of Public Works — Administrative Services	256,591	226,673	N/A	N/A
Department of Public Works — GoPrint	3,296	2,328	N/A	N/A
Department of Public Works — Q-Fleet	253,918	299,647	N/A	N/A
Department of State Development and Innovation	182,255	354,264	N/A	N/A
Department of the Premier and Cabinet	12,511	12,044	4.64	3.63
Department of Tourism, Fair Trading and Wine Industry Development	350	—	N/A	—
Monte Carlo Caravan Park Pty Ltd	944	816	5.71	4.75
Queensland Ambulance Service	2,276	4,156	5.13	4.04
Queensland Audit Office	—	427	—	2.21
Queensland Fire and Rescue Authority	7,497	6,404	7.53	7.42
Queensland Health	538,630	493,323	11.26	10.94
Queensland Transport	186,708	84,727	7.97	7.22
Sales and Distribution Services	704	426	2.48	1.44

Total	2,712,055	2,769,630

Cooperative housing society loans
Cooperative Housing Society loans	22,101	14,880	N/A	N/A

Total	22,101	14,880

Government owned corporations
CS Energy Mica Creek Pty Ltd	128,473	116,926	7.84	6.85
Cairns Port Authority	59,968	80,315	N/A	N/A
Central Queensland Port Authority	140,377	144,347	N/A	N/A
CS Energy Ltd	260,247	369,117	N/A	N/A
Energex Limited	1,763,344	2,060,798	N/A	N/A
Ergon Energy Corporation Limited	1,453,261	1,774,029	N/A	N/A
Gateway Investments Corporation Pty Ltd	300,437	315,875	N/A	N/A
Port of Brisbane Corporation	86,275	179,375	N/A	N/A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,409,910	1,476,259	N/A	N/A
Queensland Rail	3,826,554	4,015,537	N/A	N/A
South East Qld Water	198,653	206,496	N/A	N/A
Stanwell Corporation Limited	231,483	208,819	N/A	N/A
SunWater	8,595	7,688	6.99	5.99
Tarong Energy Corporation Limited	286,888	255,419	12.57	10.96
Townsville Port Authority	17,685	15,844	7.06	6.06

Total	10,172,148	11,226,845
A1 QUEENSLAND TREASURY CORPORATION

Appendix A : QTC loans to customers (Continued)

	Total Debt Outstanding	Total Debt Outstanding
	(Market Value)	(Market Value)	Average	Average
	June 30 2004	June 30 2005	Expected Term (Yrs)*	Expected Term (Yrs)*
Onlendings	A$ ’000	A$ ’000	June 30 2004	June 30 2005

Local governments
Aramac Shire Council	52	46	6.40	5.43
Atherton Shire Council	1,721	1,349	5.40	4.90
Balonne Shire Council	4,263	4,030	11.42	10.76
Banana Shire Council	3,079	2,673	7.21	6.53
Barcaldine Shire Council	879	836	10.41	9.53
Barcoo Shire Council	—	166	—	9.91
Bauhinia Shire Council	345	340	13.70	12.68
Beaudesert Shire Council	6,252	9,248	5.97	8.88
Blackall Shire Council	1,523	1,420	10.37	9.79
Boonah Shire Council	2,823	2,742	15.39	14.67
Bowen Shire Council	11,993	10,531	7.08	6.31
Brisbane City Council	1,012,559	1,021,948	12.20	13.95
Bulloo Shire Council	885	693	4.11	3.11
Bundaberg City Council	15,593	13,385	2.63	2.23
Bungil Shire Council	738	1,914	8.12	9.23
Burdekin Shire Council	14,902	14,487	7.44	6.97
Burnett Shire Council	15,223	18,988	9.16	12.20
Caboolture Shire Council	23,600	21,960	9.15	8.34
Cairns City Council	92,189	78,602	5.59	4.69
Calliope Shire Council	4,355	4,366	14.60	13.74
Caloundra City Council	78,402	91,124	13.03	12.34
Caloundra/Maroochy Water Supply Board	25,625	22,631	14.49	15.70
Cambooya Shire Council	244	191	4.11	3.15
Cardwell Shire Council	13,793	12,289	11.92	11.89
Carpentaria Shire Council	2,124	1,988	11.51	11.12
Chinchilla Shire Council	2,864	2,872	14.76	13.89
Clifton Shire Council	258	254	14.29	13.28
Cloncurry Shire Council	10,261	7,300	4.30	4.00
Cook Shire Council	3,085	2,759	17.21	18.11
Cooloola Shire Council	7,342	6,484	8.24	7.71
Crow’s Nest Shire Council	4,547	4,100	9.19	8.54
Dalby Wambo Library Board	35	30	5.98	5.00
Dalby Wambo Salesyard Board	244	249	19.54	18.23
Dalrymple Shire Council	1,183	1,372	3.77	7.10
Diamantina Shire Council	462	470	18.49	17.30
Douglas Shire Council	11,552	9,051	4.15	3.18
Duaringa Shire Council	1,761	1,548	6.93	6.11
Eacham Shire Council	1,653	1,725	10.56	9.80
Eidsvold Shire Council	41	—	0.32	—
Emerald Shire Council	1,453	1,284	6.77	5.90
Emerald/Peak Downs Saleyards Board	232	218	9.02	8.07
Esk Shire Council	5,356	4,570	6.17	5.35
Esk, Gatton & Laidley Water Board	31	3	1.06	0.08
Etheridge Shire Council	439	440	14.51	13.66
Fitzroy Shire Council	4,297	3,572	7.71	7.54
Gatton Shire Council	5,799	4,951	7.26	6.78
2004-2005 ANNUAL REPORT A2

Appendix A: QTC loans to customers (Continued)

	Total Debt Outstanding	Total Debt Outstanding
	(Market Value)	(Market Value)	Average	Average
	June 30 2004	June 30 2005	Expected Term (Yrs)*	Expected Term (Yrs)*
Onlendings	A$ ’000	A$ ’000	June 30 2004	June 30 2005

Gayndah Shire Council	536	516	6.03	6.67
Gladstone Calliope Aerodrome Board	1,050	891	5.47	4.52
Gladstone City Council	23,922	19,276	8.38	8.95
Gold Coast City Council	346,889	392,964	7.35	8.39
Goondiwindi Town Council	3,310	2,620	5.48	4.94
Goondiwindi Waggamba Community Cultural Centre Board	6	—	2.89	—
Herberton Shire Council	245	189	3.90	2.90
Hervey Bay City Council	51,449	56,201	14.78	14.31
Hinchinbrook Shire Council	773	365	1.06	0.18
Inglewood Shire Council	129	114	7.21	6.48
Ipswich City Council	87,400	103,857	N/A	N/A
Isis Shire Council	2,326	9,827	15.73	18.78
Jericho Shire Council	696	294	2.96	2.19
Johnstone Shire Council	14,883	15,148	7.39	8.11
Jondaryan Shire Council	5,629	5,333	13.48	12.99
Kilcoy Shire Council	834	627	9.53	11.13
Kilkivan Shire Council	276	—	0.99	—
Kingaroy Shire Council	5,390	4,567	8.50	13.21
Kolan Shire Council	1,321	1,529	12.72	10.52
Laidley Shire Council	6,063	4,678	5.98	5.84
Livingstone Shire Council	17,769	22,325	10.65	12.72
Logan City Council	97,561	90,867	7.61	7.90
Longreach Shire Council	839	1,743	6.85	15.46
Mackay City Council	42,665	57,526	11.39	13.34
Mareeba Shire Council	12,179	10,798	7.93	8.07
Maroochy Shire Council	157,187	150,740	7.06	6.27
Maryborough City Council	14,556	14,428	7.85	8.85
McKinlay Shire Council	755	739	12.98	12.03
Mirani Shire Council	2,058	3,485	14.87	13.10
Miriam Vale Shire Council	4,658	4,265	12.39	12.32
Monto Shire Council	453	311	4.36	4.17
Mount Morgan Shire Council	213	789	0.87	15.29
Mount Isa City Council	2,398	4,761	9.37	4.96
Mundubbera Shire Council	144	68	2.09	1.52
Murgon Shire Council	117	90	3.83	2.84
Murweh Shire Council	3,504	2,991	14.71	13.80
Nanango Shire Council	691	1,507	19.86	16.48
Noosa Shire Council	34,952	38,276	10.16	N/A
Paroo Shire Council	412	1,707	4.03	16.46
Pine Rivers Shire Council	89,577	79,122	7.67	6.69
Redcliffe City Council	11,506	14,431	6.78	6.71
Redland Shire Council	106,414	115,530	8.72	9.25
Richmond Shire Council	9	11	4.72	3.73
Rockhampton City Council	43,453	48,102	12.61	11.75
Rockhampton District Saleyards Board	1,813	2,180	16.33	16.32
Roma Town Council	2,034	2,340	7.45	7.18
Roma-Bungil Showgrounds & Saleyards Board	356	479	7.04	6.35
Rosalie Shire Council	2,983	4,087	14.30	15.01
A3 QUEENSLAND TREASURY CORPORATION

Appendix A: QTC loans to customers (continued)

Onlendings	Total Debt Outstanding	Total Debt Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected Term (Yrs)*	Expected Term (Yrs)*
	June 30 2004	June 30 2005	June 30 2004	June 30 2005
	A$ ’000	A$ ’000

Sarina Shire Council	9,492	8,360	6.41	5.44
Seisa Island Council	741	657	N/A	6.09
Stanthorpe Shire Council	2,067	1,918	13.31	13.42
Tiaro Shire Council	319	269	6.40	5.78
Toowoomba City Council	47,796	50,586	11.99	12.38
Torres Shire Council	2,596	2,524	11.89	11.03
Townsville City Council	7,045	6,565	9.01	8.09
Waggamba Shire Council	373	—	0.70	—
Warwick Shire Council	4,627	6,340	13.37	13.60
Whitsunday Shire Council	20,709	17,226	7.19	6.78
Winton Shire Council	691	759	4.44	7.06
Wondai Shire Council	2,343	2,118	8.44	8.82

Total	2,699,239	2,781,219

Statutory bodies
Drainage boards
East Deeral Drainage Board	48	42	6.00	5.02
Eugun Bore Water Authority	479	323	13.35	7.46
Matthews Road Drainage Board	47	46	11.10	10.20
South Maroochy Drainage Board	13	10	4.48	3.48
Grammar schools
Brisbane Girls Grammar School	6,341	5,143	5.74	5.17
Brisbane Grammar School	14,578	13,647	7.05	6.23
Ipswich Girls Grammar School	1,768	1,713	11.43	10.47
Ipswich Grammar School	4,664	4,418	9.67	8.72
Rockhampton Girls Grammar School	4,344	4,420	19.09	17.83
Rockhampton Grammar School	3,433	4,894	9.68	10.97
Toowoomba Grammar School	3,109	2,448	5.48	4.60
Townsville Grammar School	7,173	12,969	9.47	14.10
River improvement trusts
Don River Improvement Trust	22	—	0.93	—
Pioneer River Improvement Trust	887	723	5.05	8.26
Whitsunday Rivers Improvement Trust	74	—	4.76	—
Universities
Griffith University	35,939	71,776	7.21	8.30
James Cook University	21,844	15,596	12.55	16.29
Sunshine Coast University	6,579	5,850	6.67	5.69
Water boards
Avondale Water Board	798	753	9.30	8.36
Crowley Vale Water Board	52	13	1.26	0.27
Gladstone Area Water Board	129,887	125,059	N/A	N/A
Glamorgan Vale Water Board	142	90	5.10	4.91
Grevillea Water Board	16	11	2.97	1.98
Kelsey Creek Water Board	1,914	1,848	10.79	9.89
Merlwood Water Board	123	94	3.82	2.83
North Burdekin Water Board	1,383	1,035	3.80	2.89
Pioneer Valley Water Board	5,779	5,527	10.46	9.54
Riversdale Murray Valley Water Management Board	1,117	1,102	13.54	12.53
2004-2005 ANNUAL REPORT A4

Appendix A: QTC loans to customers (continued)

Onlendings	Total Debt Outstanding	Total Debt Outstanding	Average	Average
	(Market Value)	(Market Value)	Expected Term (Yrs)*	Expected Term (Yrs)*
	June 30 2004	June 30 2005	June 30 2004	June 30 2005
	A$ '000	A$ '000

Six Mile Creek Water Board	99	84	5.08	4.11
Water supply boards
Bollon South Water Authority	—	951	—	14.47
Callandoon Water Supply Board	325	151	1.77	0.78
Kaywanna Bore Water Supply Board	48	16	1.47	0.46
Townsville Thuringowa Water Supply Board	73,990	79,855	N/A	N/A
Other statutory bodies
Agricultural Colleges	6,273	5,185	5.05	4.32
Cherbourg Aboriginal Council	649	525	4.54	3.54
Far North Qld Hospital Foundation	109	—	2.77	—
Island Co-ordinating Council	853	838	15.33	14.68
Islander Board of Industry and Service	3,415		N/A	—
Major Sports Facilities Authority	266,371	291,665	9.54	N/A
Mt Gravatt Showgrounds Trust	83	72	5.64	4.68
Queensland Art Gallery	316	177	2.16	1.19
Queensland Harness Racing Board	56	—	1.00	—
Queensland Rural Adjustments Authority	—	6,760	—	6.57
Queensland Studies Authority	—	1,594	—	9.74
Queensland Tourist and Travel Corporation	771	378	1.85	0.86
South Bank Corporation	38,619	36,683	K/A	N/A
State Library of Queensland	640	533	4.88	3.92

Total	645,170	705,015

Suncorp-Metway Ltd
Suncorp-Metway Facility	4,024	3,719	9.87	9.24

Total	4,024	3,719

Tollway company
Queensland Motorways Limited	960,994	982,521	N/A	N/A

Total	960,994	982,521

QTC related entities
DBCT Holdings Pty Ltd	455,943	413,832	N/A	N/A
Queensland Treasury Holdings Pty Ltd	34,787	—	0.40	—

Total	490,731	413,832

Other bodies
Agricultural cooperative societies	910	508	3.00	2.00
Department of Education and the Arts — State Schools	207	120	2.26	1.31
Parents and citizens associations	7,158	7,333	7.00	6.79

Total	8,275	7,961

GRAND TOTAL	17,714,737	18,905,621

Total Debt Outstanding includes Fixed Rate loans, Operating leases and Debenture Assets held by QTC (previously recorded as Investments).
The balance of clients’ offset deposits held in various pools is offset against clients’ debt outstanding.
Working Capital Accounts and Unsettled Operating Leases are not included.
* Average Expected Term — only includes standard principal and interest accounts
                                           — ignores temporary funding and debt offset facility
                                           — is not applicable (N/A) for any non-standard principal and interest accounts
A 5 QUEENSLAND TREASURY CORPORATION

Appendix B: Partners in Financial Markets
30 June 2005
A$ Bond Facility Distribution Group

DOMESTIC GROUP MEMBERS	TELEPHONE

ABN AMRO Australia Ltd	+61 2 8259 2200
Citigroup	+61 2 8225 4000
Commonwealth Bank of Australia	+61 2 9312 0080
Deutsche Bank	+61 2 9258 1444
Macquarie Bank Ltd	+61 2 8232 3333
National Australia Bank	+61 2 9295 1133
RBC Capital Markets	+61 2 9033 3222
TD Securities	+61 2 9619 8866
UBS Investment Bank	+61 2 9324 2222
Westpac Banking Corporation	+61 2 9283 4100

GLOBAL — EUROPEAN GROUP MEMBERS	TELEPHONE

ABN AMRO (London)	+44 207 678 3565
Citigroup (London)	+44 207 986 9070
Commonwealth Bank of Australia (London)	+44 207 329 6444
Deutsche Bank (London)	+44 207 547 1931
Macquarie Bank Ltd (London)	+44 207 065 2100
National Australia Bank (London)	+44 207 710 2916
RBC Capital Markets (London)	+44 207 653 4000
TD Securities (London)	+44 207 628 4334
UBS Investment Bank (London)*	+44 207 567 3080
Westpac Banking Corporation (London)	+44 207 621 7620

*	Lead Manager — Europe

GLOBAL — NORTH AMERICAN GROUP MEMBERS	TELEPHONE

Citigroup (New York)	+1 212 723 6175
Commonwealth Bank of Australia (New York)	+1 212 336 7737
Deutsche Bank Securities (New York)*	+649 351 1234
Macquarie Equities (USA) Inc. (New York)	+44 207 065 2100
National Australia Bank	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 7138
TD Securities (New York)	+44 207 628 4334
UBS Investment Bank (Stamford, CT)	+1 203 719 1100
Westpac Banking Corporation (New York)	+1 212 551 1806

*	Lead Manager — United States
QTC Treasury Note Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

ANZ Banking Croup Ltd (Brisbane)	+61 7 3228 3034
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9312 0080
Deutsche Bank (Sydney)	+61 2 9258 3615
Macquarie Bank (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 9283 4133
Multicurrency US
Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

Citigroup (New York)	+1 212 723 6252
Credit Suisse First Boston Limited (New York)	+1 212 909 3358
Deutsche Bank (New York)	+1 212 250 7179
Multicurrency Euro
Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE

Barclays Bank Plc (London)	+44 207 623 2323
Citigroup (Hong Kong)	+85 2 2501 2690
Deutsche Bank (Singapore)	+656 883 0808
Macquarie Bank (Sydney)	+61 2 9391 3711
National Australia Bank (Hong Kong)	+852 2526 5891
UBS Investment Bank (London)	+44 207 567 2477
Multicurrency Euro
Medium-Term Note Facility Dealer Panel*

All A$ Bond Distribution Group Members -
Refer Domestic and Global (European only) contacts above
UBS Investment Bank (London)**	+44 207 567 3080
Nikko Citigroup (Tokyo)	+813 5574 3451
Nomura International Plc (London)	+44 207 521 2000

* Reverse inquiry also permitted
** Lead Arranger
Multicurrency US
Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE

ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Deutsche Bank Securities (New York)**	+1 212 469 7500
RBC Capital Markets (New York)	+1 212 858 7380

* Reverse inquiry also permitted
** Lead Arranger
2004-2005 ANNUAL REPORT A6

Appendix B: Partners in Financial Markets (continued)
Issuing and paying agents for QTC

	CONTACT	TELEPHONE	FACSIMILE

A$ Treasury Notes
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0116

A$ Domestic Bonds
Computershare Investor Services Ltd	Markings/Transfers	+61 3 9415 5000 (ext 5672)	+61 3 9473 2535

A$ Global Bonds
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2727

Euro Commercial Paper
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Commercial Paper
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 732 578 4635

Euro Medium-Term Notes
Deutsche Bank AG, London	Client Services	+44 207 547 3746	+44 207 547 3665

US Medium-Term Notes
Deutsche Bank Trust Company Americas	Client Services	+1 212 250 4753	+1 732 578 4635
A7 QUEENSLAND TREASURY CORPORATION

Appendix C: Corporate Directory
Queensland Treasury Corporation
Level 14, 61 Mary Street
Brisbane Queensland Australia
GPO Box 1096
Brisbane Queensland Australia 4001
Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122
Internet: www.qtc.qld.gov.au
Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.qld.gov.au.

EXECUTIVE

Telephone:	+61 7 3842 4611	Facsimile:	+61 7 3210 0262

TEAMS

Government Owned Corporations

Telephone:	+61 7 3842 4715	Facsimile:	+61 7 3211 3629

Local Government and Regional Queensland

Telephone:	+61 7 3842 4715	Facsimile:	+61 7 3842 4958

Government Departments and Agencies

Telephone:	+61 7 3842 4715	Facsimile:	+61 7 3211 3629

Treasury Services

Telephone:	+61 7 3842 4715	Facsimile:	+61 7 3211 3629

Customer Services

Telephone:	+61 7 3842 4650	Facsimile:	+61 7 3221 2486

Leasing

Telephone:	+61 7 3842 4727	Facsimile:	+61 7 3842 4927

Financial Markets

Telephone:	+61 7 3842 4789	Facsimile:	+61 7 3221 2410

Settlements

Telephone:	+61 7 3842 4644	Facsimile:	+61 7 3221 2486

Stock registry services (Computershare)

Telephone:	1800 777 166	Facsimile:	+61 3 9670 6373

Corporate Services

Telephone:	+61 7 3842 4648	Facsimile:	+61 7 3221 4122

Corporate Accounting

Telephone:	+61 7 3842 4654	Facsimile:	+61 7 3221 4122

Legal

Telephone:	+61 7 3842 4704	Facsimile:	+61 7 3236 9031

Information Technology

Telephone:	+61 7 3842 4641	Facsimile:	+61 7 3210 1198

People

Telephone:	+61 7 3842 4615	Facsimile:	+61 7 3210 2358

Communication

Telephone:	+61 7 3842 4685	Facsimile:	+61 7 3221 2486
2004 - 2005 ANNUAL REPORT A8